Supplemental Term Sheet

FIXED-RATE ALTERNATIVE LOAN PROGRAM
MORTGAGE PASS-THROUGH CERTIFICATES

(ISSUABLE IN SERIES)

J.P. MORGAN MORTGAGE ACQUISITION CORP.
Sponsor and Seller

J.P. MORGAN ACCEPTANCE CORPORATION I
Depositor

__________________

The issuing entity will issue:

·

senior certificates;

·

mezzanine certificates; and

·

subordinate certificates.

The assets of the issuing entity will primarily consist of a pool of fixed rate, fully amortizing mortgage loans secured by first liens on one- to four-family residential properties.

Principal and interest on the certificates will be payable monthly, beginning on the distribution date specified in the term sheet.  Credit enhancement for the certificates may consist of subordination, overcollateralization, excess interest and one or more yield maintenance agreements.

The certificates will be purchased by J.P. Morgan Securities Inc., as underwriter, from J.P. Morgan Acceptance Corporation I, as depositor, and will be offered by the underwriter from time to time for sale to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale.  The underwriter has the right to reject any order.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the certificates or determined if this supplemental term sheet or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Delivery of the offered certificates will be made on the date specified in the term sheet in book-entry form, except for any residual certificates, which will be delivered in fully registered form.

____________________

JPMORGAN

August 7, 2006

Consider carefully the risk factors beginning on page 6 in this supplemental term sheet and on page
6 in the prospectus.

The certificates will represent interests in the issuing entity only and will not represent an interest in, or an obligation of, J.P. Mortgage Acceptance Corporation I, J.P. Morgan Mortgage Acquisition Corp., J.P. Morgan Securities Inc. or any other entity.

In addition to reading this supplemental term sheet, you are encouraged to read the term sheet and the

accompanying prospectus.

IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS
SUPPLEMENTAL TERM SHEET AND THE ACCOMPANYING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC concerning the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

We tell you about the certificates in three separate documents that progressively provide more detail: (1) the accompanying prospectus, which provides general information, some of which may not apply to your certificates, and (2) this supplemental term sheet, which describes more specifically terms of your certificates and (3) a term sheet distributed along with this supplemental term sheet.  This supplemental term sheet is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this supplemental term sheet, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar supplemental term sheet relating to these securities.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This supplemental term sheet is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this supplemental term sheet and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

TABLE OF CONTENTS

SUPPLEMENTAL TERM SHEET

SUMMARY

RISK FACTORS

6

GLOSSARY OF DEFINED TERMS

12

DESCRIPTION OF THE MORTGAGE POOLS

12

Assignment of the Mortgage Loans

13

STATIC POOL INFORMATION

14

THE ORIGINATOR

14

General

14

Wells Fargo Bank, N.A.

14

WELLS FARGO BANK’s Mortgage Loan

Programs

15

DESCRIPTION OF THE CERTIFICATES

26

General

26

Book-Entry Certificates

27

Payments on Mortgage Loans;

Accounts

27

Available Distribution Amount

28

Determination of LIBOR

28

Allocation of Losses

30

Reports to Certificateholders

31

Final Scheduled Distribution Date

31

Optional Clean-Up Call

31

Voting Rights

32

THE ISSUING ENTITY

32

THE TRUSTEE

33

THE TRUST OVERSIGHT MANAGER

35

THE SERVICER

36

General

36

Wells Fargo Bank, N.A.

36

Servicing Experience and Procedures

of Wells Fargo Bank

36

THE COUNTERPARTY

38

AFFILIATES AND RELATED

TRANSACTIONS

39

SERVICING OF THE MORTGAGE LOANS

39

Servicing and Collection Procedures

39

Accounts

39

Flow of Funds

40

Compensating Interest to be Paid by

 the Servicer in Connection with

Certain Prepaid Mortgage Loans

41

Advances

41

Compliance with Applicable

Servicing Criteria and Servicer

Attestation

42

Master Servicer Default; Servicer

Default

42

Resignation of Servicer; Assignment

and Merger

43

FEES AND EXPENSES OF THE ISSUING

ENTITY

43

YIELD, PREPAYMENT AND WEIGHTED

AVERAGE LIFE

45

Yield Considerations

45

LIBOR Certificates

47

MATERIAL FEDERAL INCOME TAX

CONSEQUENCES

47

General

47

The Residual Certificates

48

Other Taxes

48

ERISA MATTERS

48

LEGAL MATTERS

51

RATINGS

51

LEGAL INVESTMENT

GLOSSARY OF DEFINED TERMS

SUMMARY

This summary highlights selected information from this supplemental term sheet and does not contain all the information that you need to consider in making your investment decision.  Please read this entire supplemental term sheet and the accompanying prospectus carefully for additional information about the certificates.

The offered certificates, except for any residual certificates, will be issued in book-entry form and in minimum denominations of $100,000 and integral multiples of $1 in excess thereof.  Any residual certificates will be issued in fully registered definitive form.

The certificates represent ownership interests in a issuing entity which will consist primarily of a pool of mortgage loans.  Generally, distributions to the certificates will be solely derived from collections on the mortgage loans.

ISSUING ENTITY

A trust specified in the term sheet will issue the certificates.  The trust will be formed pursuant to a pooling and servicing agreement among the depositor, the master servicer, the securities administrator, the trust oversight manager and the trustee.  The certificates solely represent beneficial ownership interests in the issuing entity created under the pooling and servicing agreement and not an interest in, or the obligation of, the depositor or any other person.

THE TRUSTEE

U.S. Bank National Association will act as trustee of the issuing entity under the pooling and servicing agreement.

THE ORIGINATOR

The mortgage loans were originated by Wells Fargo Bank, N.A..

We refer you to “Description of the Mortgage Pools” in this supplemental term sheet for more information.

THE SPONSOR AND SELLER

J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, has previously acquired the mortgage loans from the originator.  On the closing date, J.P. Morgan Mortgage Acquisition Corp., as seller, will sell all of its interest in the mortgage loans to the depositor.

THE DEPOSITOR

On the closing date, J.P. Morgan Acceptance Corporation I, a Delaware corporation, will assign all of its interest in the mortgage loans to the trustee for the benefit of certificateholders.

THE CUSTODIAN

JPMorgan Chase Bank, National Association will maintain custody of the mortgage files relating to the mortgage loans on behalf of the issuing entity.

THE MASTER SERVICER AND
SECURITIES ADMINISTRATOR

Wells Fargo Bank, N.A., a national banking association, will act as master servicer and securities administrator under the pooling and servicing agreement.

THE SERVICER

Wells Fargo Bank, N.A. will act as the servicer of the mortgage loans.  The servicer will service the mortgage loans pursuant to the pooling and servicing agreement.

We refer you to “The Servicer” and “Servicing of the Mortgage Loans” in this supplemental term sheet for more information.

COUNTERPARTY

JPMorgan Chase Bank, National Association, as the counterparty under any yield maintenance agreement.

THE TRUST OVERSIGHT MANAGER

Pentalpha Surveillance LLC will act as trust oversight manager.  The trust oversight manager will have the right to make certain recommendations with respect to the issuing entity, but will not have any servicing responsibilities or rights with respect to the assets of the issuing entity.

We refer you to “The Trust Oversight Manager” in this supplemental term sheet for more information.

THE PRIMARY MORTGAGE INSURER

A portion of the mortgage loans will be covered by a primary mortgage insurance policy issued by Primary Mortgage Insurance Co.

CUT-OFF DATE

The cut-off date is the date after which the issuing entity will be entitled to receive all collections on and proceeds of the mortgage loans, which is the first day of the month in which the closing date occurs.

DISTRIBUTION DATE

The 25th day of each month or, if such day is not a business day, the next business day thereafter.  Distributions on each distribution date will be made to certificateholders of record as of the related record date, except that the final distribution on the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the securities administrator.

RECORD DATE

Unless otherwise specified in the related term sheet, the record date for certain classes of certificates will be the last business day of the month preceding the month of a distribution date and for certain other classes of certificates will be the business day immediately preceding the related distribution date.

DISTRIBUTIONS OF INTEREST

On each distribution date, to the extent funds are available, each class of certificates (other than any principal-only certificates) will be entitled to receive accrued and unpaid interest determined on the basis of the outstanding class principal amount of such class immediately prior to such distribution date, the applicable certificate interest rate and the related accrual period.

Interest on certain classes of certificates for each accrual period will be calculated and payable on the basis of a 360-day year consisting of twelve 30-day months, and on other classes will be calculated and payable on the basis of a 360-day year consisting of the actual number of days in the related accrual period.

Interest payments will be allocated among certificateholders of a class of certificates on a pro rata basis.

We refer you to “Description of the Certificates — Distributions of Interest” in this supplemental term sheet for more information.

YIELD MAINTENANCE AGREEMENT

The trust may enter into a yield maintenance agreement or agreements with the counterparty for the benefit of the certain classes of certificates.  On certain distribution dates payments may be made under a yield maintenance agreement and deposited into a reserve fund.  Amounts on deposit in the reserve fund will be available to make certain payments to the certificates entitled to the benefits of the related yield maintenance agreement.  Any payments made under a yield maintenance agreement will be deposited into a reserve fund.

DISTRIBUTIONS OF PRINCIPAL

The amount of principal distributable on the certificates (other than any interest-only certificates) on any distribution date will be determined by (1) formulas that allocate portions of principal payments received on the mortgage loans among the different classes of certificates and (2) the amount of funds actually received on the mortgage loans and available to make distributions on the certificates.  Funds actually received on the mortgage loans may consist of scheduled payments and unscheduled payments resulting from prepayments by borrowers, liquidation of defaulted mortgage loans or repurchases of mortgage loans under the circumstances described in this supplemental term sheet.

On each distribution date, each class of certificates (other than any interest-only certificates) will receive principal payments in accordance with the priorities set forth in “Description of Certificates — Priority of Distributions” in the related prospectus supplement and based on principal collections from the mortgage loans for the related due period.

The manner of distributing principal among the certificates will differ depending on whether a distribution date occurs before the step-down date or on or after that date, and depending on the prepayment loss and delinquency performance of the mortgage loans.

We refer you to “Description of the Certificates — Distributions of Principal” in this supplemental term sheet and “Description of the Securities – Distributions on Securities” in the prospectus for more information.

FINAL SCHEDULED DISTRIBUTION DATE

The final scheduled distribution date for any class of Certificates is the distribution date in the month following the scheduled maturity date for the latest maturing mortgage loan in.  The actual final distribution date of any class of Certificates may be earlier or later, and could be substantially earlier, than such class’s final scheduled distribution date.

OPTIONAL CLEAN-UP REDEMPTION OF THE CERTIFICATES

On any distribution date on or after the distribution date on which the aggregate outstanding principal balance of the mortgage loans is equal to or less than a percentage specified in the term sheet of the aggregate principal balance of the mortgage loans as of the cut-off date, the master servicer or a servicer will have the option to purchase all of the mortgage loans l, thereby causing an early retirement of the certificates.

We refer you to “Description of the Certificates — Optional Clean-Up Redemption of the Certificates” in this supplemental term sheet for more information.

CREDIT ENHANCEMENT

Subordination.  The mezzanine and subordinate classes of certificates will provide credit enhancement for the senior certificates.  In addition, each class of mezzanine certificates will have a payment priority over each other class of mezzanine certificates with a higher alpha-numerical class designation and each class of subordinate certificates will have a payment priority over each other class of subordinate certificates with a higher alpha-numerical class designation.

Subordination is intended to enhance the likelihood of regular distributions of interest and principal on the more senior certificates and to afford those certificates protection against realized losses on the mortgage loans.

Overcollateralization.  As of the closing date, the aggregate principal balance of the mortgage loans as of the cut-off date will exceed the aggregate outstanding principal balance of the certificates.  This feature is referred to as overcollateralization.

The mortgage loans bear interest each month in an amount that is expected to exceed the amount needed to pay monthly interest on the certificates and to pay the fees and expenses of the issuing entity.  A portion of this excess interest will be applied to pay principal on the certificates to satisfy the required level of overcollateralization for the related period.  We cannot assure you that sufficient excess interest will be generated by the mortgage loans to satisfy such required levels of overcollateralization.

Excess Interest.  The mortgage loans may bear interest each month that in the aggregate is expected to exceed the amount needed to pay monthly interest on the certificates and to pay the fees and expenses of the trust.  The excess interest from these mortgage loans each month will be available to absorb realized losses on the mortgage loans and to maintain overcollateralization at required levels as described in the pooling and servicing agreement.

We refer you to “Risk Factors — Potential Inadequacy of Credit Enhancement,” and “Description of the Certificates — Overcollateralization Provisions”” in this supplemental term sheet for more information

SERVICING OF THE MORTGAGE LOANS

The master servicer will supervise the performance of the servicer under the purchase and servicing agreement.

Under the purchase and servicing agreement, the servicer is generally obligated to make monthly advances of cash (to the extent such advances are deemed recoverable), which will be included with mortgage principal and interest collections, in an amount equal to any delinquent monthly payments due on the mortgage loans on the immediately preceding determination date.  The master servicer will be obligated to make any required advance if the servicer fails in its obligation to do so, to the extent described in this supplemental term sheet.  The master servicer and the servicer will be entitled to reimburse themselves for any such advances from future payments and collections (including insurance or liquidation proceeds) with respect to the mortgage loans.  However, if the master servicer or the servicer make advances which are determined to be nonrecoverable from future payments and collections on the mortgage loan, such parties will be entitled to reimbursement for such advances prior to any distributions to certificateholders.

The servicer will also make interest payments to compensate in part for any shortfall in interest payments on the certificates which results from a mortgagor prepaying a mortgage loan.  If the servicer fails to make required payments in respect of such shortfalls, the master servicer will be obligated to reduce a portion of its master servicing fee to the extent necessary to fund any such shortfalls.

We refer you to “Servicing of the Mortgage Loans” in this supplemental term sheet for more detail.

FEES AND EXPENSES

Before payments are made on the certificates, the servicer and the trust oversight manager will be paid a monthly fee equal to a certain percentage of the principal balance of the mortgage loans as described under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses” and “The Trust Oversight Manager”, as applicable, in this supplemental term sheet.

Compensation to the master servicer may consist of investment income on funds held in the distribution account and/or a specified percentage of the outstanding principal balance of each mortgage loan, payable monthly. The master servicer will pay the trustee fee and the securities administrator fee from such income.  Expenses of the servicers, the master servicer, the trustee and the securities administrator may be reimbursed from the issuing entity before payments are made on the certificates.

MATERIAL FEDERAL INCOME
TAX CONSEQUENCES

For federal income tax purposes, a designated portion of the issuing entity will comprise multiple REMICs: one or more underlying REMICs and a single upper-tier REMIC.  Each underlying REMIC will hold either mortgage loans or uncertificated regular interests and will issue several classes of uncertificated regular interests and a single residual interest.  The upper-tier REMIC will hold as assets regular interests issued by one or more underlying REMICs and will issue the several classes of certificates, which, other than the residual certificates, will represent the regular interests in the upper-tier REMIC.  The residual certificates will represent ownership of the residual interest in the upper-tier REMIC.

We refer you to “Material Federal Income Tax Consequences” in this supplemental term sheet and in the prospectus for more information.

ERISA MATTERS

Subject to important considerations described under “ERISA Matters” in this supplemental term sheet and “ERISA Considerations” in the accompanying prospectus, the certificates rated in one of the four highest generic rating categories by at least one nationally recognized statistical rating organization, other than the residual certificates, are expected to be eligible for purchase by persons investing assets of employee benefit plans or other retirement arrangements.  The residual certificates will not be eligible for purchase by any such plan or arrangement, except as described herein.

We refer you to “ERISA Matters” in this supplemental term sheet and “ERISA Considerations” in the accompanying prospectus for more information.

LEGAL INVESTMENT

Generally any certificate rated in one of the two highest generic rating categories by at least one nationally recognized statistical rating organization will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, so long as they are rated in one of the two highest generic rating categories by at least one nationally recognized statistical rating organization.  You should consult your legal advisor in determining whether and to what extent the certificates constitute legal investments for you.

There are other restrictions on the ability of certain types of investors to purchase the certificates that prospective investors should consider.

We refer you to “Legal Investment” in the prospectus for more information.

RISK FACTORS

Investors should consider the following factors in connection with the purchase of certificates.  You should also consider the risk factors described in the accompanying prospectus.  All statistical information referred to in this section is based on the mortgage pools as constituted on the cut-off date.

Prepayments Are Unpredictable and Affect Yield

The rate of principal distributions and yield to maturity on the certificates will be directly related to the rate of principal payments on the mortgage loans.  For example, the rate of principal payments on the mortgage loans will be affected by the following:

·

the amortization schedules of the mortgage loans;

·

the rate of principal prepayments, including partial prepayments and full prepayments resulting from:

·

refinancing by borrowers;

·

liquidations of defaulted loans by a servicer; and

·

repurchases of mortgage loans by an originator or the seller as a result of defective documentation or breaches of representations and warranties.

The yield to maturity of the certificates will also be affected by the exercise of any optional clean-up redemption rights.

A portion of the mortgage loans may be prepaid in whole or in part at any time without payment of a prepayment penalty.  The rate of principal payments on mortgage loans is influenced by a wide variety of economic, geographic, social and other factors, including general economic conditions, the level of prevailing interest rates, the availability of alternative financing and homeowner maturity.  For example, if interest rates for similar loans fall below the interest rates on the mortgage loans, the rate of prepayment would generally be expected to increase.  Conversely, if interest rates on similar loans rise above the interest rates on the mortgage loans, the rate of prepayment would generally be expected to decrease.  We cannot predict the rate at which borrowers will repay their mortgage loans.  Please consider the following:

·

if you are purchasing any certificate at a discount, your yield may be lower than expected if principal payments on the mortgage loans occur at a slower rate than you expected;

·

if you are purchasing any certificate at a premium, your yield may be lower than expected if principal payments on the mortgage loans occur at a faster rate than you expected, and you could lose all or a portion of your initial investment;

·

if the rate of default and the amount of losses on the mortgage loans are higher than you expect, then your yield may be lower than you expect, and you could lose all or a portion of your initial investment;

·

the earlier a payment of principal occurs, the greater the impact on your yield.  For example, if you purchase any certificate at a premium, although the average rate of principal payments is consistent with your expectations, if the rate of principal payments occurs initially at a rate higher than expected, which would adversely impact your yield, a subsequent reduction in the rate of principal payments will not offset any adverse yield effect;

·

the priorities governing payments of scheduled and unscheduled principal will have the effect of accelerating the rate of principal payments to holders of certain  classes of senior certificates relative to the classes of subordinate certificates;

·

prospective purchasers of any interest-only certificates should carefully consider the risk that a rapid rate of principal payments on the mortgage loans could result in the failure of such purchasers to recover their initial investments; and

·

with respect to the certificates entitled to the benefit of the yield maintenance agreement, the yield to maturity will be affected by whether the required payments are made under the yield maintenance agreement and are sufficient to cover the distributions for which such amounts will be used.

See “Yield, Prepayment and Weighted Average Life” and “Description of the Certificates — Distributions of Principal” in this supplemental term sheet for a description of the factors that may influence the rate and timing of prepayments on the mortgage loans.

Rapid prepayments on the mortgage loans will reduce the yield on any Interest-Only Certificates.

The Interest-Only Certificates, if any, receive only distributions of interest.  Distributions to the holders of these classes are based on their respective notional amount.  You should fully consider the risks associated with an investment in the Interest-Only Certificates.  If the mortgage loans prepay faster than expected, holders of the Interest-Only Certificates may not fully recover their initial investment.

Holding Subordinate Certificates Creates Additional Risks

The protections afforded the senior certificates in this transaction create risks for the mezzanine and subordinate certificates.  Prior to any purchase of mezzanine and subordinate certificates, consider the following factors that may adversely impact your yield:

·

Because the mezzanine and subordinate certificates receive interest and principal distributions after the senior certificates receive such distributions, there is a greater likelihood that the mezzanine and subordinate certificates will not receive the distributions to which they are entitled on any distribution date.

·

Losses on the mortgage loans will generally first be allocated to the subordinate certificates in reverse order of their priority of payment and then to the mezzanine certificates in reverse order of their priority of payment. A loss allocation results in a reduction of a certificate balance without a corresponding distribution of cash to the holder.  A lower certificate balance will also result in less interest accruing on that certificate.

·

If the servicer or the master servicer determines not to advance a delinquent payment on a mortgage loan because such amount is not recoverable from a mortgagor, there may be a shortfall in distributions on the related certificates which will impact the mezzanine and subordinate certificates.

·

The earlier in the transaction that a loss on a mortgage loan occurs and is allocated to a certificate, the greater the impact on the yield of that certificate.

Excess Interest Generated By Certain Mortgage Loans May Be Insufficient to Maintain Related Overcollateralization

We expect the mortgage loans to generate more interest than is needed to pay interest owed on the certificates and to pay certain fees and expenses of the issuing entity.  Any remaining interest will then be used to absorb losses that occur on the mortgage loans.  After these financial obligations of the issuing entity are covered, the available excess interest will be used to maintain overcollateralization.  We cannot assure you, however, that enough excess interest will be generated to maintain the required level of overcollateralization.  The factors described below will affect the amount of excess interest that the mortgage loans will generate.

·

Every time a mortgage loan is prepaid in full or in part, excess interest may be reduced because such mortgage loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest.

·

Every time a mortgage loan is liquidated or written off, excess interest may be reduced because such mortgage loan will no longer be outstanding and generating interest.

If the rates of delinquencies, defaults or losses on a mortgage loan in such a mortgage pool turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available on the applicable date to make required distributions on the certificates.

Certain Certificates are subject to counterparty risk.

The issuing entity may enter into a yield maintenance agreement or agreements with the counterparty, for the benefit of certain certificates.  The yield maintenance agreement or agreements will require the counterparty to make certain payments in the circumstances set forth in the prospectus supplement.  The receipt of such amounts by such certificates will be subject to the credit risk of the counterparty.

Certain Certificates may not receive amounts expected from a yield maintenance agreement

Payments under a yield maintenance agreement for any distribution date are based on a schedule of notional amounts which decreases during the life of the related yield maintenance agreement. The notional amounts were derived using a specified percentage of a prepayment assumption on the mortgage loans.  The actual rate of payment on the mortgage loans is likely to differ from the specified percentage of the prepayment assumption used.  If prepayments on the mortgage loans occur at a rate slower than the rate used in determining the notional amounts, the aggregate class principal amount of the certificates entitled to the benefits of the related yield maintenance agreement may be greater than such notional amount for a distribution date.  For such Certificates and any distribution date on which the related notional amount is lower than the actual aggregate class principal amount of such classes of certificates, the amount paid by the counterparty under the related yield maintenance agreement may not be enough to pay the distributions for which such amounts will be used on such distribution date, adversely affecting the yield on such certificates.

High Balance Mortgage Loans

As of the cut-off date, the principal balances of certain mortgage loans were in excess of $1,000,000.  You should consider the risk that the loss and delinquency experience on these high balance loans may have a disproportionate effect on the pool.

Servicing Transfers May Increase Delinquencies

Servicing of certain mortgage loans may be transferred to JPMorgan Chase Bank, National Association after the closing date.  The transfer of servicing of these mortgage loans  may result in a temporary increase in the delinquencies on the transferred mortgage loans.

Limited Recourse

Neither the certificates nor the assets of the issuing entity will be guaranteed by the depositor, the seller, the master servicer, the servicer, the securities administrator, the trust oversight manager, the trustee or any of their respective affiliates or insured by any governmental agency.  Consequently, if collections on the mortgage loans are insufficient to make all payments required on the certificates and the protection against losses provided by subordination is exhausted, you may incur a loss on your investment.

Potential Inadequacy of Credit Enhancement

The credit enhancement features described in this supplemental term sheet are intended to enhance the likelihood that holders of the senior and mezzanine certificates will receive regular payments of interest and principal, as applicable.  However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to pay your certificates as a result of delinquencies or defaults on the mortgage loans.  If delinquencies or defaults occur on the mortgage loans, neither the servicer nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if such advances are not likely to be recovered.

Your Yield May Be Affected by Changes in Interest Rates

The mortgage interest rate on each mortgage loan will be based on a fixed rate.  Certain Certificates may accrue interest at a certificate interest rate equal to the One-Month LIBOR index plus the related certificate margin, but are subject to a limit and are referred to herein as the “LIBOR Certificates”.  Each class of LIBOR Certificates will be subject to a cap on its interest rate generally equal to the weighted average of the net interest rates of the mortgage loans in the related mortgage pool.  If the mortgage loans with higher mortgage interest rates are prepaid, this may cause the interest rate applicable to a class of LIBOR Certificates to be subject to this cap and to thus accrue less interest than they would accrue if their interest rate was based solely on the One-Month LIBOR index plus the applicable margin.

If the certificate interest rates on the LIBOR Certificates are subject to the limit (described above), the resulting basis risk shortfalls may be recovered by the holders of the LIBOR Certificates on such distribution date or on future distribution dates to the extent that there is sufficient cashflow generated under the related yield maintenance agreement, if any, and there are available funds remaining after distributions on the LIBOR Certificates and the payment of certain fees and expenses of the issuing entity.  No assurances can be given that such additional funds will be available.

See “Description of the Certificates — Distributions of Interest” in this supplemental term sheet.

Cash Flow Considerations and Risks

The mortgage loans, the related mortgaged property and other assets of the issuing entity are the sole source of payments on the certificates.  Even if the mortgaged properties provide adequate security for the mortgage loans, you could encounter substantial delays in connection with the liquidation of mortgage loans that are delinquent.  This could result in shortfalls in payments on the certificates if the credit enhancement provided by subordination is insufficient.  Further, liquidation expenses, such as legal fees, real estate taxes and maintenance and preservation expenses, will reduce the security for the mortgage loans and could thereby reduce the proceeds payable to certificateholders.  If any of the mortgaged properties fails to provide adequate security for the mortgage loans, certificateholders could experience a loss if the credit enhancement created by the subordination has been exhausted.

Simultaneous Second Lien Risk

With respect to a portion of the mortgage loans, at the time of origination of the first lien mortgage loan, the originator also originated a second lien mortgage loan on the same property which is not included in the aggregate pool.  With respect to mortgage loans that have second lien mortgage loans encumbering the same mortgaged property, foreclosure frequency may be increased relative to mortgage loans that do not have subordinate financing behind them since mortgagors have less equity in the mortgaged property. In addition, the servicer may declare a default on the second lien loan even though the first lien loan is current which would constitute a default on the first lien loan. In addition to the mortgage loans discussed above that have simultaneous subordinate financing provided by the originator, with respect to certain other mortgage loans, at the time of origination of the first lien mortgage loan, the related mortgaged property may also be encumbered by a second lien mortgage to a mortgagee other than the originator. Investors should also note that any mortgagor may obtain subordinate financing at any time subsequent to the date of origination of their mortgage loan from the originator or from any other lender.

Concentration of Mortgage Loans Could Adversely Affect Your Investment

A substantial amount of the aggregate principal balance of the mortgage loans are secured by mortgaged properties located in California.  There may also significant concentrations of mortgage loans in other states.  Consequently, losses and prepayments on the mortgage loans in a particular pool and the resultant payments on the related certificates may be affected significantly by changes in the housing markets and the regional economies in any of these areas and by the occurrence of natural disasters, such as earthquakes, hurricanes, tornadoes, tidal waves, mud slides, fires and floods in these areas.

Military Action and Terrorist Attacks

The effects that military action by U.S. forces in Iraq or other regions and terrorist attacks in the United States or other incidents and related military action, may have on the performance of the mortgage loans or on the values of mortgaged properties cannot be determined at this time.  Investors should consider the possible effects on delinquency, default and prepayment experience of the mortgage loans.  Federal agencies and non-government lenders have and may continue to defer, reduce or forgive payments and delay foreclosure proceedings in respect of loans to borrowers affected in some way by recent and possible future events.  In addition, activation of a substantial number of U.S. military reservists or members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by application of the Servicemembers Civil Relief Act or similar state laws, and the servicer and the master servicer will not be required to advance for any interest shortfall caused by any such reduction.  Shortfalls in interest may result from the application of the Servicemembers Civil Relief Act or similar state laws.  Interest payable to related senior and subordinate certificateholders (other than the principal-only certificateholders) will be reduced on a pro rata basis by any reductions in the amount of interest collectible as a result of application of the Servicemembers Civil Relief Act or similar state laws.

Hurricanes May Have Affected Mortgaged Properties

Hurricanes, which have struck the Gulf Coast region of the United States during the months of July, August, September and October 2005, may have adversely affected any mortgaged properties located in that area.  The related originator or the seller will make a representation and warranty that each mortgaged property is free of material damage and in good repair as of the closing date.  We do not know how many mortgaged properties have been or may be affected by the hurricanes.  No assurance can be given as to the effect of this event on the rate of delinquencies and losses on the mortgage loans secured by mortgaged properties that were or may be affected by the hurricanes.  Any adverse impact as a result of this event may be borne by the holders of the certificates, particularly if the related seller fails to repurchase any mortgage loan that breaches this representation and warranty or the damage to a mortgaged property occurs after the closing date.

In addition, we are unable to predict the effect of the hurricanes on the economy in the affected regions.  The full economic impact of the hurricanes is uncertain but may affect the ability of borrowers to make payments on their mortgage loans, the ability of the servicer to make collections on mortgage loans and the level of forbearance afforded by the servicer to borrowers.  Initial economic effects appear to include localized areas of nearly complete destruction of the economic infrastructure and cessation of economic activity, regional interruptions in travel and transportation, tourism and economic activity generally, and nationwide decreases in petroleum availability with a corresponding increase in price.

Ability To Resell Securities May Be Limited

There is currently no market for any of the certificates and the underwriter is not required to assist investors in resales of the certificates, although it may do so.  We cannot assure you that a secondary market will develop, or if it does develop, that it will continue to exist for the term of the certificates.  Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield.  The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

The secondary market for mortgage pass-through certificates has experienced periods of illiquidity and can be expected to do so in the future.  Illiquidity can have a severe adverse effect on the prices of certificates that are especially sensitive to prepayment, credit or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Consequences of Owning Book-Entry Securities

Limit on Liquidity of Securities.  Issuance of the certificates in book-entry form may reduce their liquidity in the secondary trading market because investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

Limit on Ability To Transfer or Pledge.  Since transactions in the book-entry certificates can be effected only though the DTC, participating organizations, indirect participants and certain banks, your ability to transfer or pledge a book-entry certificate to persons or entities that do not participate in the DTC system or otherwise to take actions in respect of such certificates, may be limited due to lack of physical certificates.

Delays In Payments.  You may experience some delay in the receipt of payments on book-entry certificates because the payment will be forwarded by the securities administrator on behalf of the trustee to DTC for DTC to credit the accounts of its participants which will thereafter credit them to your account either directly or indirectly through indirect participants, as applicable.

You Could Be Adversely Affected By Violations of Consumer Protection Laws

Applicable state laws generally regulate interest rates and other charges and require certain disclosures.  In addition, state and federal consumer protection laws, unfair and deceptive practices acts and debt collection practices acts may apply to the origination or collection of the mortgage loans.  Depending on the provisions of the applicable law, violations of these laws may limit the ability of a servicer to collect all or part of the principal of or interest on the mortgage loans, may entitle the borrower to a refund of related amounts previously paid and, in addition, could subject the master servicer or a related servicer to damages and administrative enforcement.

The Federal Home Ownership and Equity Protection Act of 1994, commonly known as HOEPA, prohibits inclusion of some provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and requires that borrowers be given certain disclosures prior to the consummation of such mortgage loans.  Some states, as in the case of Georgia’s Fair Lending Act of 2002, have enacted, or may enact, similar laws or regulations, which in some case impose restrictions and requirements greater than those in HOEPA.  Failure to comply with these laws, to the extent applicable to any of the mortgage loans, could subject the issuing entity as an assignee of the mortgage loans, to monetary penalties and could result in the borrowers rescinding such mortgage loans against the issuing entity.  Lawsuits have been brought in various states making claims against assignees of high cost loans for violations of state law.  Named defendants in these cases have included numerous participants within the secondary mortgage market, including some securitization trusts.  The originators and the seller have warranted that the mortgage loans do not include any mortgage loan in violation of HOEPA or similar state laws.  However, if the issuing entity should include loans subject to HOEPA or any material violation of similar state laws, it will have repurchase remedies against the related originator or the seller, as applicable.

See “Material Legal Aspects of the Loans” in the accompanying prospectus.

Bankruptcy and Insolvency Risks

It is believed that the transfer of the mortgage loans from the seller to the depositor and from the depositor to the issuing entity will each be treated as a sale rather than a secured financing for purposes of federal and state law.  Counsel for the seller and the depositor will render an opinion on the closing date that in the event of the bankruptcy of either the seller or the depositor, the mortgage loans and other assets of the issuing entity would not be considered part of the seller’s or depositor’s bankruptcy estates and, thus, would not be available to their creditors.  On the other hand, a bankruptcy trustee or one of the creditors of the seller or the depositor might challenge this conclusion and argue that the transfer of the mortgage loans should be characterized as a pledge of assets in a secured borrowing rather than as a sale.  Such an attempt, even if unsuccessful, might result in delays in distributions on the certificates.

GLOSSARY OF DEFINED TERMS

A glossary of defined terms used in this supplemental term sheet begins on page 53. Any terms used in this supplemental term sheet but not defined in the glossary are defined in the accompanying prospectus.

DESCRIPTION OF THE MORTGAGE POOLS

None of the Mortgage Loans will be guaranteed by any governmental agency.  Pursuant to the Assignment Agreement, the Seller and the Depositor will assign to the Trustee, on behalf of the Issuing Entity, their respective interests in the Purchase and Servicing Agreement. The Mortgage Loans have been acquired directly or indirectly by the Seller from the Originator in the ordinary course of its business pursuant to the Purchase and Servicing Agreement.  The Mortgage Loans were underwritten substantially in accordance with the underwriting criteria specified herein.  See “The Originator” below.  The Servicer will service the Mortgage Loans pursuant to the Pooling and Servicing Agreement.

All of the Mortgage Loans provide for payments due on the first day of each month.  Due to the provisions for monthly advances by the applicable Servicer, scheduled payments made by the borrowers either earlier or later than the scheduled Due Dates thereof will not affect the amortization schedule or the relative application of such payments to principal and interest.

As of the Cut-off Date, none of the Mortgage Loans will be more than 30 days delinquent.

All Mortgage Loans with Loan-to-Value Ratios greater than 80% at origination that were not supported by a third-party guarantee or Pledged Assets were covered by a primary mortgage insurance policy.  No assurance can be given that the value of any Mortgaged Property has remained or will remain at the level that existed on the appraisal or sales date.  If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to such Mortgage Loan.  A portion of the Mortgage Loans have mortgage insurance policies provided for by PMI.  The cost of such mortgage insurance policies will be paid by the Depositor.

The related term sheet will contain important information about the mortgage loans in each Pool, including:

·

the Mortgage Rates and the original principal balances of the Mortgage Loans;

·

the Loan-to-Value Ratios of the Mortgage Loans as of the Cut-Off Date;

·

the types of Mortgaged Properties;

·

the geographic distribution by state of the Mortgaged Properties;

·

the weighted average remaining term to maturity of the Mortgage Loans;

·

the original terms to maturity of the Mortgage Loans;

·

the stated owner occupancy status of the Mortgaged Properties when the Mortgage Loans were originated; and

·

the mortgagor’s purpose of financing.

Assignment of the Mortgage Loans

Under the Assignment Agreement, the Seller will sell the Mortgage Loans to the Depositor and the Depositor will sell the Mortgage Loans to the Issuing Entity.  Pursuant to the Assignment Agreement, the Seller will transfer to the Depositor and the Depositor will transfer to the Trustee its rights under the Purchase and Servicing Agreement with respect to certain representations, warranties and covenants made by the Originator relating to, among other things, certain characteristics of the Mortgage Loans.  In addition, pursuant to the Pooling and Servicing Agreement, the Seller will make certain representations, warranties and covenants relating to certain characteristics of the Mortgage Loans as of the Closing Date.  The Originator or the Seller will be obligated to purchase or substitute a similar mortgage loan for any Defective Mortgage Loan as described in “The Agreements — Assignment of the Issuing Entity Assets” in the accompanying prospectus and “The Issuing Entity — Representations by Sellers or Originators; Repurchases” in the accompanying prospectus.

Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Depositor will sell, transfer, assign, set over and otherwise convey without recourse to the Trustee, on behalf of the Issuing Entity, all of its rights to the Mortgage Loans and its rights under the Assignment Agreement (including the right to enforce the Originators’ purchase obligations).  The obligations of the Originator and the Seller with respect to the Certificates are limited to their respective obligations to purchase or substitute for Defective Mortgage Loans.

Please review the additional material for additional information concerning the Mortgage Loans.

STATIC POOL INFORMATION

The depositor will make available any of the sponsor’s material static pool information as required under the SEC’s rules and regulations.  The static pool information material to this offering of certificates is located at http://www.jpmorgan.com/staticpool/mbs/JPMAC2006-WF1.  The static pool information includes (i) information about the original characteristics of each prior securitized pool as of the cut-off date for that pool and (ii) delinquency, loss and prepayment information about each prior securitized pool.

THE ORIGINATOR

General

The Mortgage Loans have been acquired directly or indirectly by the Seller from the Originator in the ordinary course of its business.  The Mortgage Loans were underwritten substantially in accordance with the underwriting criteria specified in this section.  The information set forth below with respect to Wells Fargo Bank has been provided by Wells Fargo Bank.

Wells Fargo Bank, N.A.

Wells Fargo Bank, N.A. (“Wells Fargo Bank”) is an indirect, wholly-owned subsidiary of Wells Fargo & Company.  Wells Fargo Bank is a national banking association and is engaged in a wide range of activities typical of a national bank.

Wells Fargo Bank originates or acquires various types of residential mortgage loans, including the following:

a.

Fixed-rate mortgage loans having original terms to maturity of approximately fifteen years to approximately thirty years, and which mortgage loans were originated pursuant to Wells Fargo Bank’s underwriting guidelines for “Alt-A” mortgage loans (“Alt-A Fixed-Rate Loans”);

b.

Adjustable-rate mortgage loans having original terms to maturity of approximately fifteen years to approximately thirty years, and which mortgage loans were originated pursuant to Wells Fargo Bank’s underwriting guidelines for “Alt-A” mortgage loans (“Alt-A Adjustable-Rate Loans”);

c.

Fixed-rate mortgage loans having original terms to maturity of approximately fifteen years to approximately thirty years, and which mortgage loans were originated pursuant to Wells Fargo Bank’s underwriting guidelines for “Alt-B” mortgage loans (“Alt-B Fixed-Rate Loans”); and

d.

Adjustable-rate mortgage loans having original terms to maturity of approximately fifteen years to approximately thirty years, and which mortgage loans were originated pursuant to Wells Fargo Bank’s underwriting guidelines for “Alt-B” mortgage loans (“Alt-B Adjustable-Rate Loans”).

From and including 1996 and through 2005, Wells Fargo Bank and its affiliates and predecessors originated or acquired a total of $2.063 trillion of residential mortgage loans, which include the types of mortgage loans listed above as well as other types of residential mortgage loans originated or acquired by Wells Fargo Bank and its affiliates and predecessors.  The table below sets forth for each of the periods indicated the number and aggregate original principal balance of mortgage loans originated or acquired by Wells Fargo Bank (other than any mortgage loans sold to Fannie Mae, Freddie Mac and Federal Home Loan Banks or mortgage loans insured or guaranteed by the Government National Mortgage Association, Federal Housing Administration or Department of Veterans Affairs) for each of the different “asset types” set forth in the table:

	2003		2004		2005
Asset Type	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans
Alt-A Fixed-Rate Loans	7,821	$1,218,547,744	1,971	$363,156,775	1,712	$386,302,325
Alt-A Adjustable-Rate Loans	2,138	353,752,693	500	100,031,808	3,208	966,796,725
Alt-B Fixed-Rate Loans	4,257	671,401,750	10,504	1,710,604,264	16,298	3,032,243,542
Alt-B Adjustable-Rate Loans	1,644	347,514,301	12,874	2,857,345,640	6,841	1,476,803,195

WELLS FARGO BANK’s Mortgage Loan Programs

Mortgage Loan Production Sources

Wells Fargo Bank originates and acquires mortgage loans through a network of retail, wholesale, and correspondent offices located throughout all 50 states, the District of Columbia and the territories of the United States. Wells Fargo Bank also receives applications for home mortgage loans on toll-free telephone numbers that can be called from anywhere in the United States. Wells Fargo Bank also provides information and accepts applications through the internet.

The following are Wells Fargo Bank’s primary sources of mortgage loan originations: (i) direct contact with prospective borrowers (including borrowers with mortgage loans currently serviced by Wells Fargo Bank or borrowers referred by borrowers with mortgage loans currently serviced by Wells Fargo Bank), (ii) referrals from  realtors, other real estate professionals and prospective borrowers, (iii) referrals from selected corporate clients, (iv) referrals from or originations by Wells Fargo Bank’s Private Mortgage Banking division (including referrals from the private banking group of Wells Fargo Bank and other affiliated banks), which specializes in providing services to individuals meeting certain earnings, liquidity or net worth parameters, (v) referrals from or originations by several joint ventures into which Wells Fargo Bank, through its wholly owned subsidiary, Wells Fargo Ventures, LLC, has entered with realtors and banking institutions (the “Joint Ventures”) and (vi) referrals from mortgage brokers and similar entities. In  addition to its own mortgage loan originations, Wells Fargo Bank acquires qualifying mortgage loans from other unaffiliated originators (“Correspondents”). See “—Acquisition of Mortgage Loans from Correspondents” below. The relative contribution of each of these sources to Wells Fargo Bank’s origination business, measured by the volume of loans generated, tends to fluctuate over time.

Wells Fargo Ventures, LLC owns at least a 50% interest in each of the Joint Ventures, with the remaining ownership interest in each being owned by a realtor or a banking institution having significant contact with potential borrowers. Mortgage loans that are originated by Joint Ventures in which Wells Fargo Bank’s partners are realtors are generally made to finance the acquisition of properties marketed by such Joint Venture partners. Applications for mortgage loans originated through Joint Ventures are generally taken by Joint Venture employees and underwritten by Wells Fargo Bank in accordance with its standard underwriting criteria. Such mortgage loans are then closed by the Joint Ventures in their own names and subsequently purchased by Wells Fargo Bank or affiliates of Wells Fargo Bank.

Wells Fargo Bank may directly contact prospective borrowers (including borrowers with mortgage loans currently serviced by Wells Fargo Bank) through general solicitations. Such solicitations are made through mass mailings and television, radio and print advertisements.

A majority of Wells Fargo Bank’s corporate clients are companies that sponsor relocation programs for their employees and in connection with which Wells Fargo Bank provides mortgage financing. Eligibility for a relocation loan is based, in general, on an employer’s providing financial assistance to the relocating employee in connection with a job-required move. Although subsidy loans are typically generated through such corporate-sponsored programs, the assistance extended by the employer need not necessarily take the form of a loan subsidy. Not all relocation loans are generated by Wells Fargo Bank through referrals from its corporate clients; some relocation loans are generated as a result of referrals from mortgage brokers and similar entities and others are generated through Wells Fargo Bank’s acquisition of mortgage loans from other originators. Also among Wells Fargo Bank’s corporate clients are various professional associations. These associations, as well as the other corporate clients, promote the availability of a broad range of Wells Fargo Bank mortgage products to their members or employees, including refinance loans, second-home loans and investment-property loans.

Acquisition of Mortgage Loans from Correspondents

In order to qualify for participation in Wells Fargo Bank’s mortgage loan purchase programs, lending institutions must (i) meet and maintain certain net worth and other financial standards, (ii) demonstrate experience in originating residential mortgage loans, (iii) meet and maintain certain operational standards, (iv) evaluate each loan offered to Wells Fargo Bank for consistency with Wells Fargo Bank’s underwriting guidelines or the standards of a pool insurer and represent that each loan was underwritten in accordance with Wells Fargo Bank standards or the standards of a pool insurer and (v) utilize the services of qualified appraisers.

The contractual arrangements with Correspondents may involve the commitment by Wells Fargo Bank to accept delivery of a certain dollar amount of mortgage loans over a period of time. This commitment may be satisfied either by delivery of mortgage loans one at a time or in multiples as aggregated by the Correspondent. The contractual arrangements with Correspondents may also involve the delegation of all underwriting functions to such Correspondents (“Delegated Underwriting”), which will result in Wells Fargo Bank not performing any underwriting functions prior to acquisition of the loan but instead relying on such Correspondents’  representations and, in the case of bulk purchase acquisitions from such Correspondents, Wells Fargo Bank’s post-purchase reviews of samplings of mortgage loans acquired from such Correspondents regarding the Correspondents’  compliance with Wells Fargo Bank’s underwriting standards. In all instances, however, acceptance by Wells Fargo Bank is contingent upon the loans being found to satisfy Wells Fargo Bank’s program standards or the standards of a pool insurer. Wells Fargo Bank may also acquire mortgage loans in negotiated transactions under which the mortgage loans may have been originated by the seller or another third party according to underwriting standards that may have varied materially from Wells Fargo Bank’s underwriting standards.

Mortgage Loan Underwriting

The Mortgage Loans have been underwritten in accordance with one or more of the following: (i) Wells Fargo Bank’s general underwriting standards, (ii) Wells Fargo Bank’s “retention program,” (iii) Wells Fargo Bank’s modified underwriting standards that have been applied in the underwriting of mortgage loans under Wells Fargo Bank’s “alternative” mortgage loan underwriting program, (iv) the underwriting standards of a pool insurer and (v) the underwriting standards of certain institutional conduit Correspondents.

General Standards

Wells Fargo Bank’s underwriting standards are applied by or on behalf of Wells Fargo Bank to evaluate the applicant’s credit standing and ability to repay the loan, as well as the value and adequacy of the mortgaged property as collateral. The underwriting standards that guide the determination represent a balancing of several factors that may affect the ultimate recovery of the loan amount, including, among others, the amount of the loan, the ratio of the loan amount to the property value (i.e., the lower of the appraised value of the mortgaged property and the purchase price), the borrower’s means of support and the borrower’s credit history. Wells Fargo Bank’s guidelines for underwriting may vary according to the nature of the borrower or the type of loan, since differing characteristics may be perceived as presenting different levels of risk. With respect to certain Mortgage Loans, the originators of such loans may have contracted with unaffiliated third parties to perform the underwriting process.

Wells Fargo Bank supplements the mortgage loan underwriting process with either its own proprietary scoring system or scoring systems developed by third parties such as Freddie Mac’s Loan Prospector, Fannie Mae’s Desktop Underwriter or scoring systems developed by private mortgage insurance companies. These scoring systems assist Wells Fargo Bank in the mortgage loan approval process by providing consistent, objective measures of borrower credit and certain loan attributes. Such objective measures are then used to evaluate loan applications and assign each application a “Mortgage Score.”

The portion of the Mortgage Score related to borrower credit history is generally based on computer models developed by a third party. These models evaluate information available from three major credit reporting bureaus regarding historical patterns of consumer credit behavior in relation to default experience for similar types of borrower profiles. A particular borrower’s credit patterns are then considered in order to derive a “FICO Score” which indicates a level of default probability over a two-year period.

The Mortgage Score is used to determine the type of underwriting process and which level of underwriter will review the loan file. For transactions which are determined to be low-risk transactions, based upon the Mortgage Score and other parameters (including the mortgage loan production source), the lowest underwriting authority is generally required. For moderate and higher risk transactions, higher level underwriters and a full review of the mortgage file are generally required. Borrowers who have a satisfactory Mortgage Score (based upon the mortgage loan production source) are generally subject to streamlined credit review (which relies on the scoring process for various elements of the underwriting assessments). Such borrowers may also be eligible for a reduced documentation program and are generally permitted a greater latitude in the application of borrower debt-to-income ratios.

With respect to all mortgage loans underwritten by Wells Fargo Bank, Wells Fargo Bank’s underwriting of a mortgage loan may be based on data obtained by parties other than Wells Fargo Bank that are involved at various stages in the mortgage origination or acquisition process. This typically occurs under circumstances in which loans are subject to an alternative approval process, as when Correspondents, certain mortgage brokers or similar entities that have been approved by Wells Fargo Bank to process loans on its behalf, or independent contractors hired by Wells Fargo Bank to perform underwriting services on its behalf (“contract underwriters”) make initial determinations as to the consistency of loans with Wells Fargo Bank underwriting guidelines. Wells Fargo Bank may also permit these third parties to utilize scoring systems in connection with their underwriting process. The underwriting of mortgage loans acquired by Wells Fargo Bank pursuant to a Delegated Underwriting arrangement with a Correspondent is not reviewed prior to acquisition of the mortgage loan by Wells Fargo Bank although the mortgage loan file is reviewed by Wells Fargo Bank to confirm that certain documents are included in the file. In addition, in order to be eligible to sell mortgage loans to Wells Fargo Bank pursuant to a Delegated Underwriting arrangement, the originator must meet certain requirements including, among other things, certain quality, operational and financial guidelines. See “—Acquisition of Mortgage Loans from Correspondents” above.

A prospective borrower applying for a mortgage loan is required to complete a detailed application. The loan application elicits pertinent information about the applicant, with particular emphasis on the applicant’s financial health (assets, liabilities, income and expenses), the property being financed and the type of loan desired. A self-employed applicant may be required to submit his or her most recent signed federal income tax returns. With respect to every applicant, credit reports are obtained from commercial reporting services, summarizing the applicant’s credit history with merchants and lenders. Generally, significant unfavorable credit information reported by the applicant or a credit reporting agency must be explained by the applicant. The credit review process generally is streamlined for borrowers with a qualifying Mortgage Score.

Verifications of employment, income, assets or mortgages may be used to supplement the loan application and the credit report in reaching a determination as to the applicant’s ability to meet his or her monthly obligations on the proposed mortgage loan, as well as his or her other mortgage payments (if any), living expenses and financial obligations. A mortgage verification involves obtaining information regarding the borrower’s payment history with respect to any existing mortgage the applicant may have. This verification is accomplished by either having the present lender complete a verification of mortgage form, evaluating the information on the credit report concerning the applicant’s payment history for the existing mortgage, communicating, either verbally or in writing, with the applicant’s present lender or analyzing cancelled checks provided by the applicant. Verifications of income, assets or mortgages may be waived under certain programs offered by Wells Fargo Bank, but Wells Fargo Bank’s underwriting guidelines require, in most instances, a verbal or written verification of employment to be obtained. In some cases, employment histories may be obtained through one of various employment verification sources, including the borrower’s employer, employer-sponsored web sites, or third-party services specializing in employment verifications. In addition, the loan applicant may be eligible for a loan approval process permitting reduced documentation. The above referenced reduced documentation options and waivers limit the amount of documentation required for an underwriting decision and have the effect of increasing the relative importance of the credit report and the appraisal. Documentation requirements vary based upon a number of factors, including the purpose of the loan, the amount of the loan, the ratio of the loan amount to the property value and the mortgage loan production source. Wells Fargo Bank accepts alternative methods of verification, in those instances where verifications are part of the underwriting decision; for example, salaried income may be substantiated either by means of a form independently prepared and signed by the applicant’s employer or by means of the applicant’s most recent paystub and/or W-2. Loans underwritten using alternative verification methods are considered by Wells Fargo Bank to have been underwritten with “full documentation.” In cases where two or more persons have jointly applied for a mortgage loan, the gross incomes and expenses of all of the applicants, including nonoccupant co-mortgagors, are combined and considered as a unit.

In general, borrowers applying for loans must demonstrate that the ratio of their total monthly debt to their monthly gross income does not exceed a certain maximum level. Such maximum level varies depending on a number of factors including Loan-to-Value Ratio, a borrower’s credit history, a borrower’s liquid net worth, the potential of a borrower for continued employment advancement or income growth, the ability of the borrower to accumulate assets or to devote a greater portion of income to basic needs such as housing expense, a borrower’s Mortgage Score and the type of loan for which the borrower is applying. These calculations are based on the amortization schedule and the interest rate of the related loan, with the ratio being computed on the basis of the proposed monthly mortgage payment. In the case of adjustable-rate mortgage loans, the interest rate used to determine a mortgagor’s total debt for purposes of such ratio may, in certain cases, be the initial mortgage interest rate or another interest rate, which, in either case, is lower than the sum of the index rate that would have been applicable at origination plus the applicable margin. In evaluating applications for subsidy loans and buy-down Loans, the ratio is determined by including in the applicant’s total monthly debt the proposed monthly mortgage payment reduced by the amount expected to be applied on a monthly basis under the related subsidy agreement or buy-down agreement or, in certain cases, the mortgage payment that would result from an interest rate lower than the mortgage interest rate but higher than the effective rate to the mortgagor as a result of the subsidy agreement or the buy-down agreement.  In the case of the mortgage loans of certain applicants referred by Wells Fargo Bank’s Private Mortgage Banking division, qualifying income may be based on an “asset dissipation” approach under which future income is projected from the assumed liquidation of a portion of the applicant’s specified assets. In evaluating an application with respect to a “non-owner-occupied” property, which Wells Fargo Bank defines as a property leased to a third party by its owner (as distinct from a “second home,” which Wells Fargo Bank defines as an owner-occupied, non-rental property that is not the owner’s principal residence), Wells Fargo Bank will include projected rental income net of certain mortgagor obligations and other assumed expenses or loss from such property to be included in the applicant’s monthly gross income or total monthly debt in calculating the foregoing ratio. A mortgage loan secured by a two- to four-family Mortgaged Property is considered to be an owner-occupied property if the borrower occupies one of the units; rental income on the other units is generally taken into account in evaluating the borrower’s ability to repay the mortgage loan.

Secondary financing may be provided by Wells Fargo Bank, any of its affiliates or other lenders simultaneously with the origination of the first lien mortgage loan. Wells Fargo Bank or one of its affiliates may provide such secondary financing in the form of a flexible home equity line of credit, the available balance under which may increase on a quarterly basis by one dollar for each dollar applied in payment of the principal balance of the first lien mortgage loan during the preceding quarter (any such loan, a “Home Asset ManagementSM Account Loan”). In addition, the available balance of such line of credit may be eligible for increase on an annual basis by one dollar for each dollar, if any, by which the value of the related Mortgaged Property has increased over the prior year, as determined pursuant to a statistically derived home price index. The payment obligations under both primary and secondary financing are included in the computation of the debt-to-income ratio, and the combined amount of primary and secondary loans will be used to calculate the combined loan-to-value ratio. Wells Fargo Bank does not restrict a borrower from obtaining secondary financing after origination of the first lien mortgage loan.

Mortgage Loans will not generally have had at origination a Loan-to-Value Ratio in excess of 95%. The “Loan-to-Value Ratio” is the ratio, expressed as a percentage, of the principal amount of the Mortgage Loan at origination to the lesser of (i) the appraised value of the related Mortgaged Property, as established by an appraisal obtained by the originator generally no more than four months prior to origination (or, with respect to newly constructed properties, no more than twelve months prior to origination), or (ii) the sale price for such property. In some instances, the Loan-to-Value Ratio may be based on an appraisal that was obtained by the originator more than four months prior to origination, provided that (i) an appraisal update is obtained and (ii) the original appraisal was obtained no more than 180 days prior to origination. For the purpose of calculating the Loan-to-Value Ratio of any Mortgage Loan that is the result of the refinancing (including a refinancing for “equity take out” purposes) of an existing mortgage loan, the appraised value of the related Mortgaged Property is generally determined by reference to an appraisal obtained in connection with the origination of the replacement loan. In connection with certain of its mortgage originations, Wells Fargo Bank currently obtains appraisals through Valuation Information Technology, LLC (doing business as RELS Valuation) (“RELS”), an entity jointly owned by an affiliate of Wells Fargo Bank and an unaffiliated third party.

The appraisal of any Mortgaged Property reflects the individual appraiser’s judgment as to value, based on the market values of comparable homes sold within the recent past in comparable nearby locations and on the estimated replacement cost. The appraisal relates both to the land and to the structure; in fact, a significant portion of the appraised value of a Mortgaged Property may be attributable to the value of the land rather than to the residence. Because of the unique locations and special features of certain Mortgaged Properties, identifying comparable properties in nearby locations may be difficult. The appraised values of such Mortgaged Properties will be based to a greater extent on adjustments made by the appraisers to the appraised values of reasonably similar properties rather than on objectively verifiable sales data.

Wells Fargo Bank originates mortgage loans with Loan-to-Value Ratios in excess of 80% either with or without the requirement to obtain primary mortgage insurance. In cases for which such primary mortgage insurance is obtained, the excess over 75% (or such lower percentage as Wells Fargo Bank may require at origination) will be covered by primary mortgage insurance (subject to certain standard policy exclusions for default arising from, among other things, fraud or negligence in the origination or servicing of a Mortgage Loan, including misrepresentation by the mortgagor or other persons involved in the origination thereof) from an approved primary mortgage insurance company until the unpaid principal balance of the Mortgage Loan is reduced to an amount that will result in a Loan-to-Value Ratio less than or equal to 80%. In cases for which such primary mortgage insurance is not obtained, loans having Loan-to-Value Ratios exceeding 80% are required to be secured by primary residences or second homes (excluding cooperatives). Generally, each loan originated without primary mortgage insurance will have been made at an interest rate that was higher than the rate would have been had the Loan-to-Value Ratios been 80% or less or had primary mortgage insurance been obtained.

Except as described below, Mortgage Loans will generally be covered by an appropriate standard form American Land Title Association title insurance policy, or a substantially similar policy or form of insurance acceptable to Fannie Mae or Freddie Mac.

Retention Program Standards

A borrower with at least one mortgage loan serviced by Wells Fargo Bank may be eligible for Wells Fargo Bank’s retention program. Provided such a borrower is current in his or her mortgage payment obligations, Wells Fargo Bank may permit a refinancing of one or more of the borrower’s mortgage loans that are serviced by Wells Fargo Bank or another servicer to a current market interest rate without applying any significant borrower credit or property underwriting standards. As a result, borrowers who qualify under the retention program may not need to demonstrate that their current total monthly debt obligation in relation to their monthly income level does not exceed a certain ratio; Wells Fargo Bank may not obtain a current credit report for the borrower or apply a new FICO Score to the refinanced loan; and the borrower may not be required to provide any verifications of current employment, income level or extent of assets. In addition, no current appraisal or indication of market value may be required with respect to the properties securing the mortgage loans which are refinanced under the retention program. A borrower may participate in this retention program through a refinancing of one or more of his or her existing mortgage loans by either replacing any such loan with a new mortgage loan at a current market interest rate or, in the case of a mortgage loan that had been originated or purchased by Wells Fargo Bank, by executing a modification agreement under which the interest rate on the existing mortgage loan is reduced to a current market rate.

Wells Fargo Bank may also apply the retention program to its existing borrowers who obtain new purchase money mortgage loans secured by primary residences where the initial principal balance of the new loan would not exceed 150% of the original principal balance of the previous loan (up to a maximum new loan amount of $400,000). Borrowers may be pre-approved under this program if they have a satisfactory payment history with Wells Fargo Bank as well as a satisfactory FICO Score. Wells Fargo Bank may waive verifications of borrower income and assets under this program and may not impose any limitation on the ratio of a borrower’s current total debt obligation in relation to current monthly income. A new appraisal will be obtained with respect to the residence securing the new purchase money mortgage loan.

Modified Standards

In comparison to Wells Fargo Bank’s “general” underwriting standards described above, the underwriting standards applicable to mortgage loans under Wells Fargo Bank’s “alternative” mortgage loan (“Alt-A”) underwriting program permit different underwriting criteria, additional types of mortgaged properties or categories of borrowers such as “foreign nationals” without a FICO Score who hold certain types of visas and have acceptable credit references (such Mortgage Loans, “Foreign National Loans”), and include certain other less restrictive parameters. Generally, relative to the “general” underwriting standards, these standards include higher loan amounts, higher maximum Loan-to-Value Ratios, higher maximum “combined” Loan-to-Value Ratios (in each case, relative to Mortgage Loans with otherwise similar characteristics) in cases of simultaneous primary and secondary financings, less restrictive requirements for “equity take out” refinancings, the removal of limitations on the number of permissible mortgage loans that may be extended to one borrower and the ability to originate mortgage loans with Loan-to-Value Ratios in excess of 80% without the requirement to obtain primary mortgage insurance if such loans are secured by cooperatives or investment properties. Under a program available to eligible borrowers who meet certain underwriting criteria and for which program a minimum downpayment of only 3% is required, mortgage loans may be originated with Loan-to-Value Ratios between 95.01% and 97% with the application of less restrictive maximum qualifying ratios of borrower monthly housing debt or total monthly debt obligations to borrower monthly income and reduced minimum requirements for primary mortgage insurance coverage (“3% Solution Loans”).

With respect to mortgaged property types, mortgage loans may be secured by shares in cooperative housing corporations, “manufactured homes”, investment properties permitted under less stringent guidelines, condotels (features of which may include maid service, a front desk or resident manager, rental pools and up to 20% of commercial space), and the mortgaged properties may represent an unusually high percentage of land vs. structure or have other unique characteristics.

In connection with its “Mortgage Express alternative-A” program (“Alt-B”), Wells Fargo Bank has established classifications with respect to the credit profile of the applicant, and each loan is placed into one of thirteen credit levels denoted as “F9 through F1,” with certain levels subdivided by Stated Reduced, as described in the table below. Terms of mortgage loans originated by Wells Fargo Bank under the Alt-B program, as well as maximum loan-to-value ratios, vary depending on the credit level classification of the applicant. Loan applicants with less favorable credit profiles generally are restricted to consideration for loans with higher interest rates, lower maximum loan amounts and lower loan-to-value ratios than applicants with more favorable credit profiles. Except for loans originated under the “No Ratio” program, the maximum total debt to gross income ratio for each credit level is generally 50%. Subject to the consideration of certain compensating factors described below, the general criteria used by Wells Fargo Bank’s underwriting staff in classifying loan applicants are as follows:

Credit Level	Existing Mortgage History	Documentation Type	Credit Bureau Score*	Maximum Combined Loan to Value Ratio**
F9	2 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of two 30-day late payments in the last 12 months	No documentation	700 or higher	95% CLTV @ LTV < 95%
F8	2 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of two 30-day late payments in the last 12 months	No documentation	660-699	95% CLTV @ LTV <95%
F7	0 x 30; Mortgage or rent payments no more than 30 days late at application time and no 30-day late payments in the last 12 months	No documentation	620-659	95% CLTV @ LTV <95%
F6	2 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of two 30-day late payments in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	700 or higher	95% CLTV @ LTV <95%
F6 Stated Reduced	1 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of one 30-day late payment in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	700 or higher	95% CLTV @ LTV <80%
F5	2 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of two 30-day late payments in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	660-699	95% CLTV @ LTV <95%
F5 Stated Reduced	1 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of one 30-day late payment in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	660-699	95% CLTV @ LTV <80%
F4	0 x 30; Mortgage or rent payments no more than 30 days late at application time and no 30-day late payments in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	640-659	95% CLTV @ LTV <95%
F4 Stated Reduced	1 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of one 30-day late payment in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	640-659	95% CLTV @ LTV <80%
F3	1 x 30; Mortgage or rent payments no more than 30 days late at application time and no 30-day late payments in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	620-639	95% CLTV @ LTV <95%
F3 Stated Reduced	1 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of one 30-day late payment in the last 12 months	Stated with option of verification of assets; maximum debt-to-income ratio of 50%	620-639	95% CLTV @ LTV <80%
F2	2 x 30; Mortgage or rent payments no more than 30 days late at application time and a maximum of two 30-day late payments in the last 12 months	No Ratio with option of verification of assets	660 or higher	95% CLTV @ LTV <95%
F1	0 x 30; Mortgage or rent payments no more than 30 days late at application time and no 30-day late payments in the last 12 months	No Ratio with option of verification of assets	620-659	95% CLTV @ LTV <95%

*

Lower of two, middle of three credit bureau scores used. If only one credit bureau score is obtained, then that score is used.

**

The maximum loan-to-value ratios and combined loan-to-value ratios are subject to downward adjustment based upon a number of factors including without limitation, mortgage loan amount, the mortgage loan program, the purpose of the mortgage loan, the level of documentation, the type of mortgaged property and whether or not the mortgaged property is owner-occupied. In addition, the combined loan-to-value ratio only reflects simultaneous secondary financing provided by Wells Fargo Bank or of which Wells Fargo Bank is aware at the time of funding of the related mortgage loan. Wells Fargo Bank does not restrict a borrower from obtaining secondary financing after the origination of a mortgage loan. 100% CLTV allowed when verification of assets option chosen, with loan amounts less than or equal to $500,000 and LTV less than or equal to 80%.

For the purpose of assigning (a) the credit levels that are designated as Stated Reduced in the table above, consecutive monthly payments having the same delinquency characterization (e.g., 30-day late or 60-day late) are counted as a single late payment of such delinquency characterization and (b) the credit levels, other than those that are designated as Stated Reduced in the table above, consecutive monthly payments having the same delinquency characterization (e.g., 30-day late or 60-day late) are each counted as an additional occurrence of such delinquency characterization. Wells Fargo Bank uses the foregoing categories and characteristics as guidelines only. On a case-by-case basis, Wells Fargo Bank may make the determination that the prospective borrower warrants loan parameters beyond those shown above based upon the presence of acceptable compensating factors. Examples of compensating factors include, but are not limited to, loan-to-value ratio, debt-to-income ratio, long-term stability of employment and/ or residence, statistical credit scores, verified cash reserves or reduction in overall monthly expenses.

The Mortgage Loans originated or acquired by Wells Fargo Bank under the Alt-B program have loan terms of 15, 20 or 30 years and fully amortize over such terms. The principal amounts of the Mortgage Loans originated or acquired by Wells Fargo Bank under the Alt-B program generally range from a minimum of $10,000 to a maximum of $1,000,000. Wells Fargo Bank generally does not originate or acquire any Mortgage Loans under the Alt-B program for which the Loan-to-Value Ratio at origination exceeds 100% or for which the combined loan-to-value ratio at origination exceeds 100% in the event of concurrent secondary financing. The Mortgage Loans originated or acquired by Wells Fargo Bank under the Alt-B program are generally secured by single-family detached residences, condominium units or two-to four-family residences, and such properties may or may not be occupied by the owner. It is Wells Fargo Bank’s policy not to accept commercial properties or unimproved land as collateral for Mortgage Loans originated under the Alt-B program. Wells Fargo Bank, will, however, accept mixed-use properties such as a property where more than 80% is used for residential purposes and the balance is used for commercial purposes.

The Alt-B program includes No Ratio Loans, No Documentation Loans, Stated Loans and Stated Reduced Loans.

Borrowers who satisfy certain guidelines regarding credit history may have been approved under a “No Ratio” program (such Mortgage Loans, “No Ratio Loans”) or under a “No Documentation” program (such Mortgage Loans, “No Documentation Loans”). In the case of No Ratio Loans, the borrower’s income would not have been verified nor would there have been the calculation of any ratios, as part of the loan underwriting decision, of the borrower’s expected monthly housing debt or total monthly debt obligations to the borrower’s monthly income. In connection with such No Ratio program, the borrower’s assets may have been verified and certain minimum “cash reserves” required. In the case of No Documentation Loans, borrowers may not have been required to provide any information in their loan application regarding their employment and in that instance employment would not have been verified. Also, in the case of No Documentation Loans, borrowers would not have been required to provide any information in their loan application regarding their income or assets.

In the case of the “Stated” program (such Mortgage Loans, “Stated Loans”), the borrower’s income would not have been verified and the borrower’s assets may have been verified and certain minimum “cash reserves” are required. Under the “Stated” program the borrower’s employment, income sources and assets must be stated on the signed loan application. The borrower’s income as stated must be reasonable for the borrower’s occupation as determined in the discretion of the loan underwriter. Similarly, the borrower’s assets as stated must be reasonable for the borrower’s occupation as determined in the discretion of the loan underwriter.

In certain circumstances borrowers who do not qualify for other reduced documentation programs may qualify for the “Stated Reduced” program (such Mortgage Loans, “Stated Reduced Loans”). Maximum Loan-to-Value Ratios are lower under the “Stated Reduced” program than for other reduced documentation programs. In the case of Stated Reduced Loans, the borrower’s income would not have been verified, the borrower’s assets may have been verified and certain minimum “cash reserves” required. Under the “Stated Reduced” program the borrower’s employment, income sources and assets must be stated on the signed loan application. The borrower’s income as stated must be reasonable for the borrower’s occupation as determined in the discretion of the loan underwriter. Similarly, the borrower’s assets as stated must be reasonable for the borrower’s occupation as determined in the discretion of the loan underwriter.

Under the Alt-B program, Wells Fargo Bank’s underwriting of every Mortgage Loan submitted (as to which underwriting authority has not been delegated) consists of not only a credit review, but also a separate appraisal conducted by (i) a third-party appraiser, (ii) an appraiser approved by RELS, or (iii) RELS itself. Appraisals generally conform to current Fannie Mae and Freddie Mac secondary market requirements for residential property appraisals. All appraisals are subject to an internal appraisal review by the loan underwriter irrespective of the loan-to-value ratio, the amount of the Mortgage Loan or the identity of the appraiser. Certain loans require a third party review in the form of either a desk review or field review. At the discretion of Wells Fargo Bank, any Mortgage Loan originated under the Alt-B program is subject to further review in the form of a desk review, field review or additional full appraisal.

Underwriter Discretion

During the second calendar quarter of 2005, Wells Fargo Bank initiated a program designed to encourage its mortgage loan underwriting staff to prudently, but more aggressively, utilize the underwriting discretion already granted to them under Wells Fargo Bank’s underwriting guidelines and policies. This initiative was viewed by management as necessary and desirable to make prudent loans available to customers where such loans may have been denied in the past because of underwriter hesitancy to maximize the use of their ability to consider compensating factors as permitted by the underwriting guidelines. There can be no assurance that the successful implementation of this initiative will not result in an increase in the incidence of delinquencies and foreclosures, or the severity of losses, among mortgage loans underwritten in accordance with the updated philosophy, as compared to mortgage loans underwritten prior to the commencement of the initiative.

DESCRIPTION OF THE CERTIFICATES

General

On the Closing Date the Certificates will be issued pursuant to the Pooling and Servicing Agreement.  Set forth below are summaries of the specific terms and provisions of the Pooling and Servicing Agreement.  The following summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement.

The Certificates may consist of (a) Senior Certificates, (b) Mezzanine Certificates and (c) Subordinate Certificates.

The Certificates will be issued in the initial Class Principal Amounts set forth in the related prospectus supplement.  The initial Class Principal Amounts of each class may be increased or decreased by up to 5% to the extent that the Stated Principal Balance of the Mortgage Loans is increased or decreased as described at “Description of the Mortgage Pools.”

The Offered Certificates (other than the residual certificate) will be issued in minimum denominations of $100,000 and integral multiples of $1 in excess thereof.  The residual certificate will be issued as a single instrument in fully registered, definitive form, representing the entire principal amount of such Certificate.

The Certificates represent beneficial ownership interests in the Issuing Entity, the assets of which on the Closing Date will consist primarily of (1) the Mortgage Loans; (2) such assets as from time to time are identified as deposited in respect of the Mortgage Loans in the Custodial Accounts and the Distribution Account (see “— Payments on Mortgage Loans; Accounts” below); (3) the Issuing Entity’s rights under the Assignment Agreement; (4) property acquired by foreclosure of the Mortgage Loans or deed in lieu of foreclosure; (5) any applicable insurance policies; (6) the rights under any applicable Yield Maintenance Agreement; and (7) the proceeds of all of the foregoing.  Distributions on the Certificates will be made by the Securities Administrator, on behalf of the Trustee, on each Distribution Date, to the persons in whose names such Certificates are registered on the related Record Date.

Payments on each Distribution Date will be made by check mailed to the address of the Certificateholder entitled thereto as it appears on the applicable certificate register or, in the case of a Certificateholder who holds any residual certificate or who holds Certificates with an aggregate initial Class Principal Amount of $1,000,000 or more and who has so notified the Securities Administrator in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final payment in retirement of the Certificates will be made only upon presentment and surrender of such Certificates at the Corporate Trust Office of the Securities Administrator.  See “Description of the Certificates— Book–Entry Certificates” in the accompanying prospectus for the method of payment to Beneficial Owners of Book-Entry Certificates.

Book-Entry Certificates

General.  The Offered Certificates, other than any residual certificates, will be Book-Entry Certificates. For a description of the procedures generally applicable to the Book-Entry Certificates, see “Description of the Securities — Book-Entry Registration of Securities” in the accompanying prospectus.

Payments on Mortgage Loans; Accounts

On or prior to the Closing Date, the Servicer will establish and maintain or cause to be established and maintained a Custodial Account.  On or prior to the Closing Date, the Securities Administrator will establish the Distribution Account.  On the 18th day of each month (or, if such 18th day is not a Business Day, on the immediately preceding Business Day), the Servicer will remit all amounts on deposit in the related Custodial Account to the Distribution Account.  On each Distribution Date, to the extent of the Available Distribution Amount for each Mortgage Pool on deposit in the Distribution Account, the Securities Administrator, on behalf of the Trustee, will make distributions to the related Certificateholders.

As further compensation, if permitted under the Pooling and Servicing Agreement, funds credited to the Custodial Account established by the Servicer may be invested at the discretion of the Servicer for its own benefit in permitted investments.

Available Distribution Amount

Distributions of interest and principal on the Certificates will be made on each Distribution Date from the Available Distribution Amount in the order of priority set forth below at “— Priority of Distributions.”

Determination of LIBOR

The annual certificate interest rates of any LIBOR Certificates are based upon One-Month LIBOR as quoted on Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR Determination Date.  If the rate does not appear on Telerate Page 3750, or if the service is no longer offered, or any other service for displaying One-Month LIBOR or comparable rates as may be selected by the Securities Administrator, the rate will be the reference bank rate.  The reference bank rate will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks, which shall be three major banks that are engaged in transactions in the London interbank market, selected by the Securities Administrator, as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the immediately preceding Distribution Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Class Principal Amount of the LIBOR Certificates.  The Securities Administrator will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, the rate will be the arithmetic mean of the quotations.  If on the related date fewer than two quotations are provided, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Securities Administrator, as of 11:00 a.m., New York City time, on such date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Class Principal Amount of the LIBOR Certificates.  If no quotations can be obtained, the rate will be One-Month LIBOR for the prior Distribution Date.  The Securities Administrator’s calculation of One-Month LIBOR and the resulting Certificate Interest Rate on any class of LIBOR Certificates with respect to any Distribution Date shall be final and binding in the absence of manifest error.

The Yield Maintenance Agreement

The Issuing Entity may enter into, for the benefit of certain classes of Certificates, a Yield Maintenance Agreement or Agreements.  Under a Yield Maintenance Agreement, the Counterparty will agree to pay to the Issuing Entity two Business Days prior to certain Distribution Dates, an amount specified in the prospectus supplement.

The Yield Maintenance Agreement and any payments made by the Counterparty thereunder will be an asset of the Issuing Entity but will not be an asset of any REMIC.

The Yield Maintenance Agreements will be governed by and construed in accordance with the law of the State of New York and will be documented under the ISDA Master Agreement, as supplemented by the schedule and the confirmation.  The obligations of the Counterparty are limited to those specifically set forth in the related Yield Maintenance Agreement.

Any amounts received by the Securities Administrator under the related Yield Maintenance Agreement will be deposited into the Reserve Fund for distribution to the Certificates entitled to the benefit thereto, as specified in the prospectus supplement.

The Reserve Fund

Pursuant to the Pooling and Servicing Agreement, the Securities Administrator will establish the Reserve Fund.  The Reserve Fund is an asset of the Issuing Entity but will not be an asset of any REMIC.  Payments received under a Yield Maintenance Agreement will be deposited into the Reserve Fund.  On each Distribution Date, the Securities Administrator will withdraw any amounts on deposit in the Reserve Fund to pay the Certificates entitled to the benefits thereto, the amounts specified in the prospectus supplement.

Distributions of Interest

On each Distribution Date the Securities Administrator will withdraw from the Distribution Account that portion of the Available Distribution Amount consisting of the Interest Remittance Amount for such Distribution Date and make disbursements and transfers to the Certificates in the order of priority set forth in the related prospectus supplement, in each case to the extent of the Interest Remittance Amount remaining for such Distribution Date.

Any Interest Remittance Amounts remaining undistributed following such distributions will be used in determining the amount of Net Monthly Excess Cashflow, if any, for such Distribution Date.  On any Distribution Date, any Net Interest Shortfalls will first reduce Net Monthly Excess Cashflow and then will be allocated among the Senior Certificates, the Mezzanine Certificates and the Subordinate Certificates in reduction of the respective Interest Distribution Amounts on a pro rata basis based on the respective Interest Distribution Amounts for such Distribution Date without giving effect to Net Interest Shortfalls.

Distributions of Principal

The manner of distributing principal among the Certificates will differ depending on whether a Distribution Date occurs prior to the Step-Down Date or if a Trigger Event is in effect.

On each Distribution Date, (a) prior to the Step-Down Date or (b) on which a Trigger Event is in effect, the Principal Distribution Amount will generally be paid, first to the Certificates with the highest priority of payment, until the Class Principal Amount of such class has been reduced to zero, and then to the class of Certificates with the next highest priority of payment, until the Class Principal Amount of such class has been reduced to zero, until the Class Principal Amount of each class of Certificates has been reduced to zero.

On each Distribution Date, (a) on or after the Step-Down Date and (b) on which a Trigger Event is not in effect, the Principal Distribution Amount will generally be paid, first to the Certificates with the highest priority of payment, until the Class Principal Amount of such class has been reduced to the targeted enhancement level for such class, and then to the class of Certificates with the next highest priority of payment, until the Class Principal Amount of such class has been reduced to the targeted enhancement level for such class, until the Class Principal Amount of each class of Certificates has been reduced to the targeted enhancement level for such class.

On each Distribution Date, the Securities Administrator will withdraw from funds available therefore in the Distribution Account that portion of Available Distribution Amount equal to the Principal Distribution Amount for such Distribution Date, and make the disbursements and transfers in the order of priority set forth in the related prospectus supplement, in each case to the extent of the Principal Distribution Amount remaining for such Distribution Date.

Any Principal Distribution Amount remaining undistributed following such distributions will be distributed as Net Monthly Excess Cashflow in accordance with the priority set forth under “–Overcollateralization Provisions” in the related prospectus supplement.

Overcollateralization Provisions

As of the Closing Date, the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date will exceed the aggregate outstanding Class Principal Amounts of the Certificates.  This feature is referred to as overcollateralization.  The weighted average Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Certificate Interest Rates on the Certificates.  As a result, interest collections on the Mortgage Loans are expected to be generated in excess of the amount of interest payable to the Certificates and the fees and expenses payable by the Issuing Entity.  The Pooling and Servicing Agreement requires that on each Distribution Date, the Net Monthly Excess Cashflow, if any, be applied on such Distribution Date as an accelerated payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the extent necessary to maintain the Overcollateralized Amount at the Overcollateralization Target Amount.  With respect to any Distribution Date, any Net Monthly Excess Cashflow will be paid

With respect to any Distribution Date, any Net Monthly Excess Cashflow will be paid in the order of priority set forth in the related prospectus supplement.

Subordination of the Payment of the Mezzanine and Subordinate Certificates

The rights of the holders of the Subordinate Certificates to receive payments with respect to the Mortgage Loans will be subordinated to the rights of the holders of the Senior Certificates, the Mezzanine Certificates and each other class of Subordinate Certificates with a lower alpha-numerical class designation.  The rights of the holders of the Mezzanine Certificates to receive payments with respect to the Mortgage Loans will be subordinated to the rights of the holders of the Senior Certificates and each other class of Mezzanine Certificates with a lower alpha-numerical class designation.  The subordination of the Subordinate Certificates to the Senior and Mezzanine Certificates and the subordination of the Mezzanine Certificates to the Senior Certificates and the further subordination among the Mezzanine Certificates and Subordinate Certificates is intended to provide the Certificateholders having higher relative payment priority with protection against Realized Losses.

Allocation of Losses

Any Realized Losses on the Mortgage Loans will be allocated on any Distribution Date, first, to any excess interest; second, to the Overcollateralized Amount; third, to the Subordinate Certificates in reverse order of priority of payment; fourth, to the Mezzanine Certificates in reverse order of priority of payment and fifth, to the Senior Certificates, pro rata based on Class Principal Amount, in each instance until their Class Principal Amounts are reduced to zero

Once Realized Losses have been allocated to the Senior, Mezzanine or Subordinate Certificates, such amounts with respect to such Certificates will no longer accrue interest nor will such amounts be reinstated thereafter (except to the extent of Subsequent Recoveries as set forth in the Pooling and Servicing Agreement).  However, Unpaid Realized Loss Amounts may be paid to the Senior, Mezzanine or Subordinate Certificates from Net Monthly Excess Cashflow, according to the priorities set forth under “—Overcollateralization Provisions” above.

Any allocation of a Realized Loss to a Certificate will be made by reducing the Class Principal Amount thereof by the amount so allocated as of the Distribution Date in the month following the calendar month in which such Realized Loss was incurred.  Notwithstanding anything to the contrary described herein, in no event will the Class Principal Amount of any Certificate be reduced more than once in respect of any particular amount both (i) allocable to such Certificate in respect of Realized Losses and (ii) distributable as principal to the holder of such Certificate from Net Monthly Excess Cashflow.

Reports to Certificateholders

On each Distribution Date, the Securities Administrator will make available to the Trustee, the Depositor, each Certificateholder and the rating agencies a statement (based on information received from the Master Servicer, each Servicer and the counterparty under the Yield Maintenance Agreement).  For a description of the information available in this statement, please see “Reports to Securityholders” in the accompanying prospectus.

On each distribution date, the Securities Administrator will make available a report setting forth certain information with respect to the composition of the payment being made, the Certificate Principal Amount or notional balance, as applicable, of an individual Certificate following such payment and certain other information relating to the Certificates and the mortgage loans, to be provided to each holder of Certificates and the Rating Agencies via the Securities Administrator's internet website, which can be obtained by calling the Securities Administrator's customer service desk at (301) 815-6600 and shall initially be www.ctslink.com. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Securities Administrator's customer service desk and indicating such. The Securities Administrator will have the right to change the way such reports are distributed in order to make such distribution more convenient and/or more accessible to the above parties, and the Securities Administrator will provide timely and adequate notification to all above parties regarding any such changes.

In addition, within a reasonable period of time after the end of each calendar year, the Securities Administrator will, upon request, prepare and deliver to the Depositor and each holder of a Certificate of record during the previous calendar year, a statement containing information necessary to enable holders of the certificates to prepare their tax returns.  These statements will not have been examined and reported upon by an independent public accountant.

Final Scheduled Distribution Date

The Final Scheduled Distribution Date for any Class of Certificates is the Distribution Date in the month following the scheduled maturity date for the latest maturing Mortgage Loan.  The actual final Distribution Date of any class of Certificates may be earlier or later, and could be substantially earlier, than such class’s Final Scheduled Distribution Date.

Optional Clean-Up Call

On the first Distribution Date on which the aggregate outstanding principal balance of the Mortgage Loans as of the related Due Date is equal to or less than a percentage specified in the related prospectus supplement of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, the Master Servicer will have the option to purchase the Mortgage Loans at a price equal to the greater of (a) the sum of (i) 100% of the aggregate outstanding principal balance of the Mortgage Loans plus accrued interest thereon at the applicable Mortgage Rate to but not including the Due Date in the month of such Distribution Date, (ii) the fair market value of all other property of the Issuing Entity and (iii) any unreimbursed advances, fees, servicing fees and other amounts payable to the Servicers, the Master Servicer, the Securities Administrator and the Trustee and (b) the fair market value, determined in accordance with the terms of the Pooling and Servicing Agreement, of all outstanding Mortgage Loans (other than Liquidated Mortgage Loans in the Aggregate Pool), all property acquired in respect of any such Mortgage Loans remaining in the Issuing Entity and all other property included in any REMIC formed under the Pooling and Servicing Agreement.

If such option is exercised, and the amount specified in clause (b) of the preceding paragraph exceeds the amount specified in clause (a) of that paragraph, then a residual class specified in the Pooling and Servicing Agreement will be entitled to receive the amount of such excess.  These residual classes are not offered hereby.

If the option is exercised it will effect an early retirement of the Certificates.  Distributions on the Certificates relating to the optional termination will be treated as a prepayment of the Mortgage Loans and the amounts paid in connection with the optional termination will be paid in accordance with the priorities and amounts set forth herein.  With respect to an optional termination, the proceeds for that distribution may not be sufficient to distribute the full amount to which each class of Certificates is entitled.  Upon the optional termination, any funds or property remaining in the Issuing Entity will be liquidated and the Issuing Entity will terminate.

Voting Rights

Any residual and interest-only certificates will be allocated 1% of all voting rights and the other classes of Certificates will be allocated the remainder of all voting rights under the Pooling and Servicing Agreement.  Voting rights will be allocated among these other classes of Certificates in proportion to their respective Class Principal Amounts and among Certificates of such class in proportion to their Percentage Interests.

THE ISSUING ENTITY

On the Closing Date, and until the termination of the Issuing Entity pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be a common law trust formed under the laws of the state of New York. The Issuing Entity will be created under the Pooling and Servicing Agreement by the Depositor and its assets will consist of the assets described under “Description of the Certificates—General” above.  The Issuing Entity will not have any liabilities as of the Closing Date. The fiscal year end of the Issuing Entity will be December 31 of each year.

The Issuing Entity will not have any employees, officers or directors. The Trustee, the Depositor, the Master Servicer, the Servicers and the Securities Administrator will act on behalf of the Issuing Entity, and may only perform those actions on behalf of the Issuing Entity that are specified in the Pooling and Servicing Agreement.

The Trustee and the Securities Administrator, on behalf of the Issuing Entity, are only permitted to take such actions as are specifically set forth in the Pooling and Servicing Agreement. Under the Pooling and Servicing Agreement, the Trustee on behalf of the Issuing Entity, will not have the power to issue additional certificates representing interests in the Issuing Entity, borrow money on behalf of the Issuing Entity or make loans from the assets of the Issuing Entity to any person or entity.

If the assets of the Issuing Entity are insufficient to pay the Certificateholders all principal and interest owed, holders of Subordinate Certificates will not receive all of their expected payments of interest and principal and will suffer a loss. The Issuing Entity, as a common law trust, is not eligible to be a debtor in a bankruptcy proceeding. In the event of bankruptcy of the Sponsor, the Depositor or any Originator, it is not anticipated that the Issuing Entity would become part of the bankruptcy estate or subject to the bankruptcy control of a third party.

THE TRUSTEE

U.S. Bank National Association (“U.S. Bank”) will act as the trustee under the terms of the Pooling and Servicing Agreement.  U.S. Bank is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $210 billion as of March 31, 2006.  As of March 31, 2006, U.S. Bancorp served approximately 13.4 million customers, operated 2,430 branch offices in 24 states and had over 51,000 employees.  A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.

U.S. Bank has one of the largest corporate trust businesses in the country with offices in 31 U.S. cities.  The Pooling and Servicing Agreement will be administered from U.S. Bank’s corporate trust office located at 209 South LaSalle Street, Suite 300, Chicago, Illinois 60604.

U.S. Bank has provided corporate trust services since 1924.  As of March 31, 2006, U.S. Bank was acting as trustee with respect to 56,104 issuances of securities with an aggregate outstanding principal balance of over $1.5 trillion.  This portfolio includes corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.

On December 30, 2005, U.S. Bank purchased the corporate trust and structured finance trust services businesses of Wachovia Corporation.  Following the closing of the acquisition, the Wachovia affiliate named as fiduciary or agent, as applicable, under each client agreement will continue in that role until U.S. Bank succeeds to that role in accordance with the terms of the governing instrument or agreement and applicable law.

As of March 31, 2006, U.S. Bank (and its affiliate U.S. Bank Trust National Association) was acting as trustee on 619 issuances of prime mortgage-backed securities with an outstanding aggregate principal balance of approximately $276,832,600,000.00.

In the event of a default by the Master Servicer under the Pooling and Servicing Agreement that has not been remedied, either the Trustee or holders of Certificates evidencing at least 25% of the voting rights will have the right to terminate the Master Servicer.  If the Master Servicer is terminated, or the Master Servicer resigns, the Trustee will become the successor Master Servicer.  However, if the Trustee is unwilling or unable to act as successor Master Servicer, it may appoint, or petition a court to appoint, a successor master servicer.

The Trustee may resign at any time, in which event the Depositor will be obligated to appoint a successor Trustee.  The Depositor may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Pooling and Servicing agreement or if the Trustee becomes incapable of acting under the Pooling and Servicing Agreement or insolvent.  The Trustee may also be removed at any time by the Certificateholders evidencing not less than 50% of the voting rights evidenced by the Certificates.  In such circumstances, the Depositor will also be obligated to appoint a successor trustee.  Any resignation or removal of the Trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee.  Any expenses associated with the resignation or removal of the Trustee and the appointment of a successor will generally be paid by the Trustee or the Depositor.

The Trustee, or any of its affiliates, in its individual or any other capacity, may become the owner or pledgee of Certificates and may transact business with other interested parties with the same rights as it would have if it were not Trustee.

The Trustee will not be liable under the Pooling and Servicing Agreement:

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expect for the performance of such duties and obligations as are specifically set forth in the Pooling and Servicing Agreement;

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for any action taken or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement; or

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for any action taken or omitted by it in good faith in accordance with the direction of holders of Certificates evidencing at least 50% of the voting rights relating to the time, method and place of conducting any proceeding for any remedy available to such Trustee, or relating to the exercise of any trust or power conferred upon such trustee under the Pooling and Servicing Agreement.

In the absence of bad faith, the Trustee may conclusively rely upon any certificates or opinions of counsel furnished to such Trustee under the Pooling and Servicing Agreement.  Any such opinion of counsel will be full and complete authorization and protection in respect of any action taken or omitted to be taken by such trustee in good faith and in accordance with such opinion of counsel.  The Trustee will not be deemed to have knowledge or notice of any matter, including an event of default, unless actually known to a responsible officer of the Trustee or unless a responsible officer of the Trustee has received written notice thereof.

The Trustee will be paid an annual fee by the Master Servicer from its Master Servicing Fee.  The Trustee will be entitled to reimbursement from the Issuing Entity for certain expenses and other amounts prior to payment of any amounts to Certificateholders.

THE MASTER SERVICER AND THE SECURITIES ADMINISTRATOR

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as Master Servicer and Securities Administrator under the Pooling and Servicing Agreement.  Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company.  A diversified financial services company with approximately $482 billion in assets, 23 million customers and 153,000+ employees as of December 31, 2005, Wells Fargo & Company is a U.S. bank holding company, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally.  Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services.  The Depositor, the Sponsor and the Servicers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates.  Wells Fargo Bank maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included as assets of the Issuing Entity.  The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Master Servicer

Wells Fargo Bank acts as Master Servicer pursuant to the Pooling and Servicing Agreement.  The Master Servicer is responsible for the aggregation of monthly servicer reports and remittances and for the oversight of the performance of the Servicers under the terms of their respective Servicing Agreements.  In particular, the Master Servicer independently calculates monthly loan balances based on servicer data, compares its results to servicer loan-level reports and reconciles any discrepancies with the Servicers.  The Master Servicer also reviews the servicing of defaulted loans for compliance with the terms of the Pooling and Servicing Agreement. In addition, upon the occurrence of certain Servicer events of default under the terms of any Servicing Agreement, the Master Servicer may be required to enforce certain remedies on behalf of the Trust against such defaulting Servicer.  Wells Fargo Bank has been engaged in the business of master servicing since June 30, 1995.  As of June 30, 2006, Wells Fargo Bank was acting as Master Servicer for approximately 1,253 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $651,189,990,090.

Wells Fargo Bank serves or has served within the past two years as warehouse master servicer for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included as assets of the Issuing Entity.  The terms of the warehouse master servicing agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry.

Securities Administrator

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank also is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports.  As Securities Administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Issuing Entity and the preparation of monthly reports on Form 10-D , current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity.  Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995.  As of June 30, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $894,773,136,436 of outstanding residential mortgage-backed securities.

THE TRUST OVERSIGHT MANAGER

Pentalpha Surveillance LLC, as Trust Oversight Manager, will monitor the performance of the Servicer, and make recommendations to the Servicer regarding certain delinquent and defaulted Mortgage Loans, subject to a Trust Oversight Agreement being entered into by the Depositor, the Trust Oversight Manager and the Servicer on or prior to the Closing Date.  The Trust Oversight Manager will rely upon mortgage loan data that is provided to it by the Servicer in performing its advisory and monitoring functions.  The Trust Oversight Manager shall be entitled to he Trust Oversight Manager Fee until (i) the termination of the Issuing Entity, (ii) the termination of the Servicer’s rights and obligations under the Pooling and Servicing Agreement or (iii) its removal by the Depositor or its assigns and the appointment of a successor trust oversight manager.  Such fee will be paid by the Issuing Entity and will be equal to 0.0125% per annum on the aggregate Stated Principal Balance of the Mortgage Loans, subject to a monthly minimum of $1,250.

The Trust Oversight Manager will be entitled to reimbursement from the Issuing Entity for certain expenses, indemnities and other amounts prior to payment of any amounts to Certificateholders.

THE SERVICER

General

The Mortgage Loans will be serviced by Wells Fargo Bank.  The Servicer will initially have primary responsibility for servicing the Mortgage Loans, including, but not limited to, all collection, advancing and loan-level reporting obligations, maintenance of escrow accounts, maintenance of insurance and enforcement of foreclosure proceedings with respect to the Mortgage Loans and related Mortgaged Properties.  Set forth below is certain information with respect to the servicing of mortgage loans by Wells Fargo Bank.  The information set forth below with respect to Wells Fargo Bank has been provided by Wells Fargo Bank.

Wells Fargo Bank, N.A.

Servicing Experience and Procedures of Wells Fargo Bank

Servicing Experience

Wells Fargo Bank, N.A. (“Wells Fargo Bank”) is an indirect, wholly-owned subsidiary of Wells Fargo & Company.  Wells Fargo Bank is a national banking association and is engaged in a wide range of activities typical of a national bank.  Wells Fargo Bank, including its predecessors, has many years of experience in servicing residential mortgage loans, commercial mortgage loans, auto loans, home equity loans, credit card receivables and student loans.  Wells Fargo Bank, including its predecessors, has been servicing residential mortgage loans since 1974.  These servicing activities, which include collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO Property management, are handled at various Wells Fargo Bank locations including Frederick, Maryland, Fort Mill, South Carolina and other mortgage loan servicing centers.  As of the date hereof, Wells Fargo Bank has not failed to make any required advance with respect to any issuance of residential mortgage backed securities.

Wells Fargo Bank’s servicing portfolio of residential mortgage loans (which includes First Lien Non-Conforming, Non-Subprime Loans as well as other types of residential mortgage loans serviced by Wells Fargo Bank) has grown from approximately $450 billion as of the end of 2000 to approximately $1.005 trillion as of the end of 2005.  The table below sets forth for each of the periods indicated the number and aggregate original principal balance of mortgage loans serviced by Wells Fargo Bank (other than any mortgage loans serviced for Fannie Mae, Freddie Mac and Federal Home Loan Banks; mortgage loans insured or guaranteed by the Government National Mortgage Association, Federal Housing Administration or Department of Veterans Affairs; or mortgage loans with respect to which Wells Fargo Bank has acquired the servicing rights, acts as subservicer, or acts as special servicer) for First Lien Non-Conforming, Non-Subprime Loans:

	As of		As of		As of
	December 31, 2003		December 31, 2004		December 31, 2005
	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans
First Lien Non-Conforming, Non-Subprime Loans	472,694	$141,120,796,584	553,262	$171,086,652,776	635,091	$218,067,611,101

Servicing Procedures

Shortly after the funding of a loan, various types of loan information are loaded into Wells Fargo Bank's automated loan servicing system.  Wells Fargo Bank then makes reasonable efforts to collect all payments called for under the Mortgage Loan documents and will, consistent with the applicable servicing agreement and any pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, follow such collection procedures as are customary with respect to loans that are comparable to the Mortgage Loans.  Wells Fargo Bank may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a Mortgage Loan and (ii) to the extent not inconsistent with the coverage of such Mortgage Loan by a pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, if applicable, waive, vary or modify any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any matter grant indulgence to any borrower, subject to the limitations set forth in the applicable servicing agreement.

Wells Fargo Bank's collections policy is designed to identify payment problems sufficiently early to permit Wells Fargo Bank to address such delinquency problems and, when necessary, to act to preserve equity in a pre-foreclosure Mortgaged Property.  Borrowers are billed on a monthly basis in advance of the due date. If a borrower attempts to use Wells Fargo Bank's Voice Response Unit (“VRU”) to obtain loan information on or after a date on which a late charge is due, the VRU automatically transfers the call to the collection area. Collection procedures commence upon identification of a past due account by Wells Fargo Bank's automated servicing system. If timely payment is not received, Wells Fargo Bank's automated loan servicing system automatically places the Mortgage Loan in the assigned collection queue and collection procedures are generally initiated on the 16th day of delinquency. The account remains in the queue unless and until a payment is received, at which point Wells Fargo Bank's automated loan servicing system automatically removes the Mortgage Loan from that collection queue.

When a Mortgage Loan appears in a collection queue, a collector will telephone to remind the borrower that a payment is due. Follow-up telephone contacts with the borrower are attempted until the account is current or other payment arrangements have been made. When contact is made with a delinquent borrower, collectors present such borrower with alternative payment methods, such as Western Union, Phone Pay and Quick Collect, in order to expedite payments.  Standard form letters are utilized when attempts to reach the borrower by telephone fail and/or in some circumstances, to supplement the phone contacts. Company collectors have computer access to telephone numbers, payment histories, loan information and all past collection notes. Wells Fargo Bank supplements the collectors' efforts with advanced technology such as predictive dialers and statistical behavioral software used to determine the optimal times to call a particular customer.  Additionally, collectors may attempt to mitigate losses through the use of behavioral or other models that are designed to assist in identifying workout options in the early stages of delinquency.  For those loans in which collection efforts have been exhausted without success, Wells Fargo Bank determines whether foreclosure proceedings are appropriate.  The course of action elected with respect to a delinquent Mortgage Loan generally will be guided by a number of factors, including the related borrower's payment history, ability and willingness to pay, the condition and occupancy of the Mortgaged Property, the amount of borrower equity in the Mortgaged Property and whether there are any junior liens.

Regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of a borrower in default vary greatly from state to state. As such, all foreclosures are assigned to outside counsel, licensed to practice in the same state as the Mortgaged Property. Bankruptcies filed by borrowers are similarly assigned to appropriate local counsel.  Communication with foreclosure and bankruptcy attorneys is maintained through the use of a software program, thus reducing the need for phone calls and faxes and simultaneously creating a permanent record of communication.  Attorney timeline performance is managed using quarterly report cards.  The status of foreclosures and bankruptcies is monitored by Wells Fargo Bank through its use of such software system.  Bankruptcy filing and release information is received electronically from a third-party notification vendor.

Prior to a foreclosure sale, Wells Fargo Bank performs a market value analysis. This analysis includes: (i) a current valuation of the Mortgaged Property obtained through a drive-by appraisal or broker's price opinion conducted by an independent appraiser and/or a broker from a network of real estate brokers, complete with a description of the condition of the Mortgaged Property, as well as other information such as recent price lists of comparable properties, recent closed comparables, estimated marketing time and required or suggested repairs, and an estimate of the sales price; (ii) an evaluation of the amount owed, if any, for real estate taxes; and (iii) estimated carrying costs, brokers' fees, repair costs and other related costs associated with real estate owned properties. Wells Fargo Bank bases the amount it will bid at foreclosure sales on this analysis.

If Wells Fargo Bank acquires title to a property at a foreclosure sale or otherwise, it obtains an estimate of the sale price of the property and then hires one or more real estate brokers to begin marketing the property. If the Mortgaged Property is not vacant when acquired, local eviction attorneys are hired to commence eviction proceedings and/or negotiations are held with occupants in an attempt to get them to vacate without incurring the additional time and cost of eviction. Repairs are performed if it is determined that they will increase the net liquidation proceeds, taking into consideration the cost of repairs, the carrying costs during the repair period and the marketability of the property both before and after the repairs.

Wells Fargo Bank's loan servicing software also tracks and maintains tax and homeowners' insurance information and tax and insurance escrow information. Expiration reports are generated periodically listing all policies scheduled to expire. When policies lapse, a letter is automatically generated and issued advising the borrower of such lapse and notifying the borrower that Wells Fargo Bank will obtain lender-placed insurance at the borrower's expense.

THE COUNTERPARTY

On the Closing Date, the Issuing Entity may enter into the Yield Maintenance Agreement with the Counterparty.  Moody’s currently rates the Counterparty’s long-term certificates of deposit as “AA2” and short-term certificates of deposit as “P-1.” S&P rates the Counterparty’s long-term certificates of deposit as “AA-“ and its short-term certificates of deposit as “A-1+.” Moody’s rates the long-term certificates of deposit of the Counterparty as “AA-” and its short-term certificates of deposit as “F1+.”

AFFILIATES AND RELATED TRANSACTIONS

The Sponsor is a wholly owned subsidiary of JPMCB and an affiliate of the Depositor, the Underwriter and the Counterparty, if any. JPMCB is an Originator and the Servicer of the Mortgage Loans, the Custodian for the mortgage files and, if applicable, the Counterparty under the Yield Maintenance Agreement. There is not currently and there was not during the past two years any material business relationship, arrangement or other understanding between any of the Sponsor, the Depositor, JPMSI or JPMCB that was entered into outside the ordinary course of business of each such party or on terms other than would be obtained in an arm’s length transaction with unaffiliated entities.

SERVICING OF THE MORTGAGE LOANS

Servicing and Collection Procedures

Servicing functions to be performed by the Servicer under the Pooling and Servicing Agreement include collection and remittance of principal and interest payments, administration of mortgage escrow accounts, collection of certain insurance claims and, if necessary, foreclosure.  The Servicer may contract with subservicers to perform some or all of the Servicer’s servicing duties, but the Servicer will not thereby be released from its obligations under the Pooling and Servicing Agreement.  When used herein with respect to servicing obligations, the term Servicer includes a subservicer.

The Servicer will make reasonable efforts to collect all payments called for under the Mortgage Loans and will, consistent with the Pooling and Servicing Agreement and any primary mortgage insurance policy, follow such collection procedures as are customary with respect to mortgage loans that are comparable to the Mortgage Loans.  Consistent with the above, the Servicer may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a Mortgage Loan and (ii) to the extent not inconsistent with the coverage of such Mortgage Loan by a primary mortgage insurance policy, arrange with a mortgagor a schedule for the liquidation of delinquencies.  The Depositor’s prior approval or consent may be required for certain servicing activities such as modification of the terms of any Mortgage Loan and the sale of any defaulted Mortgage Loan or REO Property.

Pursuant to the Pooling and Servicing Agreement, the Servicer will deposit collections on the Mortgage Loans into the Custodial Account established by it.  Each Custodial Account is required to be kept segregated from operating accounts of the Servicer and to meet the eligibility criteria set forth in the Pooling and Servicing Agreement.  If permitted under the Pooling and Servicing Agreement, amounts on deposit in the related Custodial Account may be invested in certain permitted investments described therein.  Any losses resulting from such investments are required to be reimbursed to such Custodial Account by the Servicer out of its own funds.

On or before the Closing Date, the Securities Administrator, on behalf of the Trustee, will establish the Distribution Account into which the Servicer will remit all amounts required to be deposited therein pursuant to the Pooling and Servicing Agreement (net of the Servicer’s servicing compensation) on the Servicer Remittance Date.  On or prior to the date specified in the Purchase and Servicing Agreement, the Servicer will furnish to the Master Servicer information with respect to loan level remittance data for such month’s remittance.

Accounts

On or prior to the Closing Date, the Servicer will establish and maintain or cause to be established and maintained a Custodial Account.  On or prior to the Closing Date, the Securities Administrator will establish the Distribution Account.  As further compensation, if permitted under the Pooling and Servicing Agreement, funds credited to the Custodial Account established by the Servicer may be invested at the discretion of the Servicer for its own benefit in permitted investments.  Amounts on deposit in the Distribution Account may be invested at the discretion of the Securities Administrator in permitted investments.  The following table sets forth certain information with respect to the accounts of the Issuing Entity.

Account	Responsible Party	Party Entitled to Investment Income
Custodial Accounts	The Servicer will be responsible for maintaining the Custodial Account of the Servicer.	The Servicer will be entitled to any investment income on amounts in deposit in its Custodial Account.
Distribution Account	The Securities Administrator will be responsible for maintaining the Distribution Account.

The Master Servicer may be entitled to a portion of the investment income on amounts in deposit in the Distribution Account.  The Underwriter may be entitled to the remainder, if any, of such investment income.

Flow of Funds

On the 18th day of each month (or, if such 18th day is not a Business Day, on the immediately preceding Business Day), the Servicer will remit all amounts on deposit in the Custodial Account to the Distribution Account.  On each Distribution Date, to the extent of the Available Distribution Amount for each Mortgage Pool on deposit in the Distribution Account, the Securities Administrator, on behalf of the Trustee, will make distributions to the related Certificateholders.  The following table sets forth the flow of funds from collections of payments on the Mortgage Loans, the deposit of such funds into the accounts and the payments of such funds to the Certificateholders.

Period/Event	Dates	Flow of Funds
Due Period	The period beginning on the second day of a calendar month and ending on the first day of the succeeding calendar month.

The Servicer shall hold in the Custodial Account all scheduled installments of interest (net of the Servicing Fees) and principal collected on the Mortgage Loans, together with any Monthly Advances in respect thereof.

Prepayment Period	The calendar month immediately preceding the Distribution Date.

The Servicer shall hold in the Custodial Account all partial or full prepayments of principal and certain other unscheduled payments of principal, together with any accrued interest thereon on the Mortgage Loans during such period plus any amounts required to be paid by that Servicer in respect of Prepayment Interest Shortfalls on such Mortgage Loans.

Servicer Remittance Date	The 18th day of each calendar month (or, if the 18th is not a Business Day, on the immediately preceding Business Day).

On the Servicer Remittance Date, the Servicer will remit to the Distribution Account, scheduled payments received on the Mortgage Loans serviced by it due during the related Due Period and any Monthly Advances in respect thereof, prepayments received on the Mortgage Loans serviced by it during the related Prepayment Period and certain other unscheduled amounts required to be remitted by the Servicer in accordance with the applicable Servicing Agreement.

Distribution Date	The 25th day of each month, or if such day is not a Business Day, on the first Business Day thereafter.

On each Distribution Date, the Securities Administrator will remit amounts on deposit in the Distribution Account to Certificateholders in accordance with the priority of distributions set forth herein.

Compensating Interest to be Paid by the Servicer in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter.  Principal prepayments by borrowers received by the Servicer during the related Prepayment Period for a Distribution Date will be distributed to Certificateholders on the related Distribution Date.  Thus, less than one month’s interest may have been collected on Mortgage Loans that have been prepaid with respect to any Distribution Date.  Pursuant to each Servicing Agreement, the Servicer will be required to make payments in respect of Prepayment Interest Shortfalls from its own funds with respect to Mortgage Loans serviced by the Servicer.

The respective obligations of the Servicer to make payments in respect of Prepayment Interest Shortfalls for any month shall be limited to the Servicing Fee for that month.  The Master Servicer is obligated to reduce a portion of its Master Servicing Fee for the related Distribution Date to the extent necessary to fund any Prepayment Interest Shortfalls required to be paid but not paid by the Servicer, but such obligation is limited to its aggregate Master Servicing Fee for that month.  The amount of interest available to be paid to Certificateholders will be reduced by any uncompensated Prepayment Interest Shortfalls.

Advances

Subject to the limitations described in the following paragraph, the Servicer will be required to advance prior to the Servicer Remittance Date, from its own funds, or funds in its Custodial Account that are not otherwise required to be remitted to the Distribution Account for that Distribution Date, Monthly Advances, to the extent provided in the Purchase and Servicing Agreement.  The Master Servicer will be obligated to make any required Monthly Advance if the Servicer fails in its obligation to do so, to the extent provided in the Pooling and the Servicing Agreement.

Monthly Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Certificates rather than to guarantee or insure against losses.  The Servicer is obligated to make Monthly Advances with respect to delinquent payments of interest and principal on each Mortgage Loan, to the extent that such Monthly Advances are, in its good faith judgment or reasonable determination, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the Mortgage Loans; provided, however, that in no event will the Servicer be required to make a Monthly Advance that is not, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the Mortgage Loans.  If the Servicer fails to make a Monthly Advance as required under the Purchase and Servicing Agreement, the Master Servicer will be required to make, or shall cause the successor servicer to make, a Monthly Advance in accordance with the terms of the Pooling and Servicing Agreement; provided, however, that in no event will the Master Servicer be required to make a Monthly Advance that is not, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the Mortgage Loans.  If the Servicer determines on any Determination Date to make a Monthly Advance, such Monthly Advance will be included with the payment to Certificateholders on the related Distribution Date.  Any failure by the Master Servicer to make a Monthly Advance as required under the Pooling and Servicing Agreement will constitute a Master Servicer Default thereunder, in which case the Trustee (if it is acting as successor master servicer) or the successor master servicer will be obligated to make such Monthly Advance.

Compliance with Applicable Servicing Criteria and Servicer Attestation

The Pooling and Servicing Agreement provides that on or before a specified date in each year for which the Depositor is required to file a 10-K, each party participating in the servicing function of the Issuing Entity provide a report to the Securities Administrator and the Trustee on an assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to such party.  A firm of independent public accountants will be required to furnish to the Securities Administrator and the Trustee, an attestation report compliant with Item 1122 of Regulation AB on such party’s assessment of compliance with the applicable servicing criteria as an exhibit.

The Pooling and Servicing Agreement also provides for delivery to the Trustee, the Depositor and the Master Servicer, on or before a specified date in each year for which the Depositor is required to file a 10-K, of an annual officer’s certificate to the effect that the Securities Administrator has fulfilled its obligations under the Pooling and Servicing agreement throughout the preceding year.

The related Servicing Agreement provides for delivery to the Trustee, the Depositor, the Master Servicer and the Securities Administrator, on or before a specified date in each year, of an annual officer’s certificate to the effect that the related Servicer has fulfilled its obligations under the related Servicing Agreement throughout the preceding year and the Item 1122 assessment of compliance and accountants attestation.

Master Servicer Default; Servicer Default

Events of default by the Master Servicer under the Pooling and Servicing Agreement include (i) any failure by the Master Servicer to make a Monthly Advance as required under the Pooling and Servicing Agreement, unless cured as specified therein; (ii) any failure by the Master Servicer duly to observe or perform in any material respect any of its other covenants or agreements in the Pooling and Servicing Agreement which continues unremedied for a specified period after the giving of written notice of such failure to the Master Servicer; and (iii) certain events of insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding and certain actions by on or behalf of the Master Servicer indicating its insolvency, reorganization or inability to pay its obligations.

If the Master Servicer is in default in its obligations under the Pooling and Servicing Agreement, the Trustee may, and must if directed to do so by Certificateholders having more than 50% of the Class Principal Amount applicable to each class of Certificates affected thereby, terminate the Master Servicer and either appoint a successor Master Servicer in accordance with the Pooling and Servicing Agreement or succeed to the responsibilities of the Master Servicer.

Events of default under the Purchase and Servicing Agreement include, among other things, (i) any failure of the Servicer to remit to the Distribution Account any required payment which continues unremedied for a specified period; (ii) any failure by the Servicer duly to observe or perform in any material respect any of the covenants or agreements in the Purchase and Servicing Agreement which continues unremedied for a specified period after the giving of written notice of such failure to the Servicer; and (iii) certain events of insolvency and certain actions by or on behalf of the Servicer indicating their insolvency, reorganization or inability to pay their obligations.

In the event of a default by a Servicer under the Purchase and Servicing Agreement, the Master Servicer will have the right to remove the Servicer and will exercise that right if it considers such removal to be in the best interest of the Certificateholders.  In the event that the Master Servicer removes the Servicer, the Master Servicer will, in accordance with the Pooling and Servicing Agreement, act as successor servicer under the related Servicing Agreement or will appoint a successor servicer reasonably acceptable to the Depositor and the Trustee.  In connection with the removal of the Servicer, the Master Servicer will be entitled to be reimbursed from the assets of the Issuing Entity for all of its reasonable costs associated with the termination of the Servicer and the transfer of servicing to a successor servicer.

Resignation of Servicer; Assignment and Merger

The Servicer may not resign from its obligations and duties under the Pooling and Servicing Agreement or assign or transfer its rights, duties or obligations except (i) upon a determination that its duties thereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer, or (ii) with the approval of the Master Servicer and the Trustee, which approval may not be unreasonably withheld.  Any person into which the Servicer may be merged or consolidated, any person resulting from any merger or consolidation which the Servicer is a party, any person succeeding to the business of the Servicer or any person to whom the Servicer assigns or transfers its duties and obligations, will be the successor of the Servicer under the Pooling and Servicing Agreement.

FEES AND EXPENSES OF THE ISSUING ENTITY

The expense fees for the Mortgage Loans are payable out of the interest payments on each Mortgage Loan.  The expense fees consist of the Servicing Fee, the Trust Oversight Manager Fee and any lender paid mortgage guaranty insurance premiums, if applicable.

The Servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges and, if applicable, all reinvestment income earned on amounts on deposit in the related Custodial Accounts.

The Master Servicer will be entitled to retain the Master Servicing Fee (other than the portion constituting the Trustee Fee) in connection with the performance of its obligations under the Pooling and Servicing Agreement.  The Master Servicer and the Securities Administrator will be entitled to reimbursement from the Issuing Entity for certain expenses and other amounts prior to payments to Certificateholders.

The following table sets forth certain information with respect to the fees payable to the Servicer, the Trust Oversight Manager, the Trustee and the Securities Administrator in respect of the performance of their obligations to the Issuing Entity.

Party	Fee Payable	Amount/ Description of Fee	Priority/ Source of Payment
Servicer	Monthly

With respect to the Servicer and each Mortgage Loan, an amount equal to 1/12 of the product of (1) the principal balance of such Mortgage Loan as of the first day of the related Due Period and (2) the Servicing Fee Rate with respect to such Mortgage Loan.

The Servicer will withdraw their aggregate Servicing Fee from interest actually collected on each Mortgage Loan serviced by it or as otherwise provided in the Servicing Agreements, prior to such amounts being available to make payments on the Certificates.

Trust Oversight Manager	Monthly

With respect to the Trust Oversight Manager and the Mortgage Loans, an amount equal to 1/12 of the product of (1) the principal balance of the Mortgage Loans as of the first day of the related Due Period and (2) the Trust Oversight Manager Fee Rate, subject to a monthly minimum of $1,250.

On each Distribution Date, the Securities Administrator will remit the Trust Oversight Manager Fee to the Trust Oversight Manager prior to distributions to Certificateholders.
Master Servicer	Monthly

The Master Servicer may be entitled to a portion of the investment earnings on amounts on deposit in the Distribution Account and may be entitled to a monthly fee equal to a percentage of the then-outstanding principal balance of the Mortgage Loans.

On each Distribution Date, the Master Servicer may retain the Master Servicing Fee prior to distributions to Certificateholders.
Trustee	As determined by the Master Servicer and the Trustee.	The fees of the Trustee will be determined by agreement among the Master Servicer and the Trustee.	The fees of the Trustee will be paid by the Master Servicer from the Master Servicing Fee.
Securities Administrator	As determined by the Master Servicer and the Securities Administrator.	The fees of the Securities Administrator will be determined by agreement among the Master Servicer and the Securities Administrator.	The fees of the Securities Administrator will be paid by the Master Servicer from the Master Servicing Fee.

YIELD, PREPAYMENT AND WEIGHTED AVERAGE LIFE

Yield Considerations

The yields to maturity (or to early termination) of the Certificates will be affected by the rate of principal payments (including prepayments, which may include amounts received by virtue of purchase, condemnation, insurance or foreclosure) on the Mortgage Loans.  Yields will also be affected by the amount and timing of borrower delinquencies and defaults resulting in Realized Losses, the purchase price for the Certificates and other factors.

Principal prepayments may be influenced by a variety of economic, geographic, demographic, social, tax, legal and other factors.  A portion of the Mortgage Loans may be voluntarily prepaid in full or in part without the payment of any penalty or premium.  In general, if prevailing interest rates fall below the interest rates on the Mortgage Loans, the Mortgage Loans are likely to be subject to higher prepayments than if prevailing rates remain at or above the interest rates on the Mortgage Loans.  Conversely, if prevailing interest rates rise above the interest rates on the Mortgage Loans, the rate of prepayment would be expected to decrease.  Other factors affecting prepayment of the Mortgage Loans include such factors as changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, changes in the value of the mortgaged properties, mortgage market interest rates and servicing decisions.  The Mortgage Loans generally have due-on-sale clauses.

The rate of principal payments on the Mortgage Loans will also be affected by the amortization schedules of the Mortgage Loans, the rate and timing of prepayments thereon, liquidations of defaulted Mortgage Loans and purchases of Mortgage Loans due to certain breaches of representations and warranties or defective documentation.  The timing of changes in the rate of prepayments, liquidations and purchases of the Mortgage Loans may, and the timing of Realized Losses will, significantly affect the yield to an investor, even if the average rate of principal payments experienced over time is consistent with an investor’s expectation.  Because the rate and timing of principal payments on the Mortgage Loans will depend on future events and on a variety of factors, no assurance can be given as to such rate or the timing of principal payments on the Certificates.  In general, the earlier a prepayment of principal of the Mortgage Loans, the greater the effect on an investor’s yield.  The effect on an investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

From time to time, areas of the United States may be affected by flooding, severe storms, hurricanes, landslides, wildfires, earthquakes or other natural disasters.  The Originator or the Seller will represent and warrant that, as of the Closing Date, each Mortgaged Property was free of material damage.  In the event of an uncured breach of this representation and warranty that materially and adversely affects the interests of Certificateholders, the Originator or the Seller, as applicable, will be required to repurchase the affected Mortgage Loan or substitute another mortgage loan therefor.  If any damage caused by flooding, storms, wildfires, landslides or earthquakes (or other cause) occurs after the Closing Date, the Originator or the Seller, as applicable, will not have any repurchase obligation.  In addition, the standard hazard policies covering the Mortgaged Properties generally do not cover damage caused by earthquakes, flooding and landslides, and earthquake, flood or landslide insurance may not have been obtained with respect to such Mortgaged Properties.  As a consequence, Realized Losses could result.  To the extent that the insurance proceeds received with respect to any damaged Mortgaged Properties are not applied to the restoration thereof, the proceeds will be used to prepay the Mortgage Loans in whole or in part.  Any purchases or repayments of the Mortgage Loans may reduce the weighted average lives of the Certificates and will reduce the yields on the Certificates to the extent they are purchased at a premium.

Prepayments, liquidations and purchases of the Mortgage Loans will result in distributions to Certificateholders of principal amounts that would otherwise be distributed over the remaining terms of such Mortgage Loans.  The rate of defaults on the Mortgage Loans will also affect the rate and timing of principal payments on the Mortgage Loans.  In general, defaults on Mortgage Loans are expected to occur with greater frequency in their early years.

The yields on the Certificates may also be adversely affected by Net Prepayment Interest Shortfalls.

The yields to investors in the Certificates may be significantly affected by the exercise of the Master Servicer’s option to repurchase the Mortgage Loans, as described herein.  See “Description of the Certificates — Optional Clean-Up Redemption of the Certificates.” If the purchaser of a Certificate offered at a discount from its initial principal amount calculates its anticipated yield to maturity (or early termination) based on an assumed rate of payment of principal that is faster than that actually experienced on the Mortgage Loans, the actual yield may be lower than that so calculated.

Conversely, if the purchaser of an Interest-Only Certificate or another Certificate offered at a premium calculates its anticipated yield based on an assumed rate of payment of principal that is slower than that actually experienced on the Mortgage Loans, the actual yield may be lower than that so calculated.  The effective yield to holders of the Certificates, other than the LIBOR Certificates, will be lower than the yield otherwise produced by the applicable Certificate Interest Rate and the related purchase price because monthly distributions will not be payable to such holders until the 25th day of the month (or the immediately following Business Day if such day is not a Business Day) following the month in which interest accrues on the Mortgage Loans (without any additional distribution of interest or earnings thereon in respect of such delay).

Prospective purchasers of the Interest-Only Certificates should carefully consider the risk that a rapid rate of principal payments on the Mortgage Loans could result in the failure of such purchasers to recover their initial investments.

Yield Sensitivity of the Mezzanine and Subordinate Certificates

If the Overcollateralized Amount has been reduced to zero, the yield to maturity on the remaining class of Mezzanine and Subordinate Certificates with the lowest payment priority will become extremely sensitive to losses on the Mortgage Loans (and the timing thereof), because the entire amount of any Realized Losses (to the extent not covered by Net Monthly Excess Cashflow), will be allocated to those Certificates.  Investors in the Mezzanine and Subordinate Certificates should fully consider the risk that Realized Losses on the Mortgage Loans could result in the failure of such investors to fully recover their investments.  In addition, once Realized Losses have been allocated to a class of Mezzanine or Subordinate Certificates, such amounts with respect to such Certificates will not longer accrue interest and will not be reinstated thereafter (except to the extent of Subsequent Recoveries as set forth in the Pooling and Servicing Agreement) and no amounts in respect thereof will be distributable to the Holders of those Certificates.  However, Unpaid Realized Loss Amounts may be paid to the holders of the applicable Mezzanine or Subordinate Certificates from Net Monthly Excess Cashflow in the priority set forth under “Description of the Certificates—Overcollateralization Provisions” in this supplemental term sheet.

The Mezzanine and Subordinate Certificates will not be entitled to any principal distributions until the Step-Down Date or during any period in which a Trigger Event is in effect, unless the aggregate Class Principal Amount of the Senior Certificates has been reduced to zero.  As a result, the weighted average lives of the Mezzanine and Subordinate Certificates will be longer than would otherwise be the case if distributions of principal were allocated on a pro rata basis among all classes of Certificates.  As a result of the longer weighted average lives of the Mezzanine and Subordinate Certificates, the holders of such Certificates have a greater risk of suffering a loss on their investments.  Further, because a Trigger Event may be based on delinquencies, it is possible for the Mezzanine or Subordinate Certificates to receive no principal distributions (unless the Class Principal Amount of the Senior Certificates has been reduced to zero) on and after the Step-Down Date even if no losses have occurred on the Mortgage Loans.

LIBOR Certificates

The yield to maturity on the LIBOR Certificates will be sensitive to fluctuations in One-Month LIBOR, and the Certificate Interest Rate on these Certificates will vary directly with the level of One-Month LIBOR.

To the extent the Certificate Interest Rates on the LIBOR Certificates for a Distribution Date is limited by the applicable interest rate formula, these certificates will be entitled to Basis Risk Shortfall Carryover Amounts.  Such amounts will only be payable from amounts paid under the related Yield Maintenance Agreement and amounts available, if any, from excess cashflow on the Mortgage Loans.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

In the opinion of McKee Nelson LLP, counsel to the Underwriter and special tax counsel to the Depositor, a designated portion of the Issuing Entity will comprise multiple REMICs for federal income tax purposes; one or more Lower-Tier REMICs and a single Upper-Tier REMIC.  Each Lower-Tier REMIC will hold either Mortgage Loans or uncertificated regular interests and will issue several classes of uncertificated regular interests and a single residual interest.  None of the residual interests in the Lower-Tier REMICs are offered hereby.  The Upper-Tier REMIC will hold as assets regular interests issued by one or more Lower-Tier REMICs.  Elections will be made to treat each REMIC created under the Pooling and Servicing Agreement as a REMIC for federal income tax purposes.  The Offered Certificates other than any residual certificates will represent ownership of regular interests in the Upper-Tier REMIC, and any residual certificates will represent ownership of the sole residual interest in the Upper-Tier REMIC.  All prospective investors should review the discussion under “Material Federal Income Tax Consequences” in the accompanying prospectus.

The Regular Certificates will be treated as debt instruments issued by the Upper-Tier REMIC for all federal income tax purposes.  Income on the Regular Certificates must be reported under an accrual method of accounting.  Under the accrual method of accounting, interest income may be required to be included in a holder's gross income in advance of the holder's actual receipt of that interest income.

Certain Regular Certificates may be treated as having been issued with OID.  The prepayment assumption that will be used for purposes of computing original issue discount, if any, for federal income tax purposes will be set forth in the supplemental term sheet.  No representation is made that the Mortgage Loans will, in fact, prepay at this rate or any other rate.  Computing accruals of OID in the manner described in the prospectus may (depending on the actual rate of prepayments during the accrual period) result in the accrual of negative amounts of OID on the certificates issued with OID in an accrual period. Holders will be entitled to offset negative accruals of OID only against future OID accruals on their certificates.

As is described more fully under “Material Federal Income Tax Consequences” in the prospectus, the Offered Certificates will represent "real estate assets" under Section 856(c)(5)(B) of the Code and qualifying assets under Section 7701(a)(19)(C) of the Code generally in the same proportion that the assets of the Issuing Entity (exclusive of any assets not included in any REMIC) would be so treated, and income on the Offered Certificates generally will represent “interest on obligations secured by mortgages on real property or on interests in real property” under Section 856(c)(3)(B) of the Code in the same proportion that the income on the assets of the Issuing Entity (exclusive of any assets not included in the REMIC) will be so treated. The Regular Certificates will represent qualified mortgages under Section 860G(a)(3) if acquired by a REMIC within the prescribed time periods of the Code.

The Residual Certificates

Special tax considerations apply to an investment in any residual certificates.  In certain circumstances, residual certificates can produce a significantly less favorable after-tax return for a beneficial owner than would be the case if (i) a residual certificate were taxable as a debt instrument, or (ii) no portion of taxable income allocated to a residual certificate were “excess inclusion” income.  See “Material Federal Income Tax Consequences —Taxation of Holders of Residual Interest Securities” in the prospectus.

Under applicable Treasury regulations, if a residual certificate is a “noneconomic residual interest,” as described in the prospectus, the transfer of a residual certificate to a U.S. Person will be disregarded for all federal tax purposes unless no significant purpose of the transfer was to impede the assessment or collection of tax. A residual certificate will be considered a “noneconomic residual interest” for this purpose.  See “Material Federal Income Tax Consequences — Taxation of Holders of Residual Interest Securities — Restrictions on Ownership and Transfer of Residual Interest Securities” in the prospectus.

Other Taxes

No representations are made regarding the tax consequences of the purchase, ownership or disposition of the certificates under any state, local or foreign tax law.

All investors should consult their own advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of the certificates.

ERISA MATTERS

ERISA and Section 4975 of the Code impose requirements on certain Plans to which they are applicable and on persons who are fiduciaries with respect to these Plans.

ERISA prohibits “parties in interest” with respect to a Plan from engaging in certain transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction.  Section 4975 of the Code imposes certain excise taxes on prohibited transactions involving Plans described under that section; ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not covered under Section 4975 of the Code.  Any Plan fiduciary which proposes to cause a Plan to acquire any of the Offered Certificates should consult with its counsel with respect to the potential consequences under ERISA and Section 4975 of the Code of the Plan’s acquisition and ownership of such Certificates.  See “ERISA Considerations” in the accompanying prospectus.

Certain employee benefit plans, including governmental plans and certain church plans, are not subject to ERISA’s requirements.  Accordingly, assets of those plans may be invested in the Offered Certificates without regard to the ERISA considerations described in this supplemental term sheet and in the accompanying prospectus, subject to the provisions of other applicable federal and state law.  Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may be subject to the prohibited transaction rules set forth in Section 503 of the Code.

Investments by Plans that are subject to ERISA are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan.  A fiduciary which decides to invest the assets of a Plan in the Offered Certificates should consider, among other factors, the extreme sensitivity of the investments to the rate of principal payments (including prepayments) on the Mortgage Loans.

The U.S. Department of Labor has granted to the Underwriter an administrative Exemption which exempts from the application of the prohibited transaction rules transactions relating to:

·

the acquisition, holding and sale by Plans of certain securities issued by an issuing entity with respect to which the Underwriter or any of its affiliates is the sole underwriter or the manager or co-manager of the underwriting syndicate, and

·

the servicing, operation and management of such issuing entities,

provided that the general conditions and certain other requirements set forth in the Exemption are satisfied.

Among the conditions which must be satisfied for the Exemption to apply:

·

The acquisition of the Offered Certificates by a Plan is on terms (including the price for the Certificates) that are at least as favorable to the Plan as they would be in an arm’s length transaction with an unrelated party.

·

The Offered Certificates acquired by the Plan have received a rating at the time of such acquisition that is one of the four highest generic rating categories from a rating agency identified in the exemption, such as S&P, Fitch Ratings or Moody’s Investors Service, Inc.

·

The Trustee is not an affiliate of any other member of the “restricted group” (defined below in the second following paragraph), other than an Underwriter.

·

The sum of all payments made to and retained by the Underwriter in connection with the distribution of the Offered Certificates represents not more than reasonable compensation for underwriting the Offered Certificates; the sum of all payments made to and retained by the Seller and the Depositor pursuant to the assignment of the trust assets to the Issuing Entity represents not more than the fair market value of such assets; the sum of all payments made to and retained by the Servicer represents not more than reasonable compensation for the Servicer’s services under the Pooling and Servicing Agreement and reimbursements of such person’s reasonable expenses in connection therewith.

·

The Plan investing in the Offered Certificates is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the SEC under the Securities Act of 1933.

The Issuing Entity must also meet each of the requirements listed below:

·

The Mortgage Pool must consist solely of assets of the type that have been included in other investment pools.

·

Certificates representing beneficial ownership in such other investment pools must have been rated in one of the four highest generic rating categories by a rating agency for at least one year prior to the Plan’s acquisition of Offered Certificates.

·

Certificates evidencing beneficial ownership in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

Moreover, the Exemption provides relief from certain self-dealing/conflict of interest prohibited transactions that may occur when the Plan fiduciary causes a Plan to acquire indebtedness of an issuing entity holding receivables as to which the fiduciary (or its affiliate) is an obligor provided, among other requirements, that:

·

in the case of an acquisition in connection with the initial issuance of Certificates, at least 50% of each class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the issuing entity are acquired by persons independent of the restricted group;

·

such fiduciary (or its affiliate) is an obligor with respect to not more than 5% of the fair market value of the obligations contained in the issuing entity;

·

the Plan’s investment in Offered Certificates of any class does not exceed 25% of all of the Certificates of that class outstanding at the time of the acquisition; and

·

immediately after the acquisition, no more than 25% of the assets of any Plan with respect to which such person is a fiduciary are invested in securities representing indebtedness of one or more issuing entities containing assets sold or serviced by the same issuing entity.

This relief does not apply to Plans sponsored by members of the “restricted group” consisting of the Seller, the Depositor, the Master Servicer, the Servicer, the Trustee, each underwriter, any obligor with respect to Mortgage Loans included in the assets of the Issuing Entity constituting more than 5% of the aggregate unamortized principal balance of the assets of the Issuing Entity, a provider of credit enhancement to the Issuing Entity, a counterparty to an eligible swap agreement held by the Issuing Entity or any affiliate of one of these parties.

It is expected that the Exemption will apply to the acquisition and holding by Plans of the Offered Certificates (except for any residual certificate) and that all conditions of the Exemption other than those within the control of the investors will be met.

The rating of a class of Offered Certificates may change.  If a class of Offered Certificates no longer has a rating of at least an investment grade rating from at least one rating agency, Certificates of that class will no longer be eligible for relief under the Exemption (although a Plan that had purchased the Certificate when it had an investment-grade rating would not be required by the Exemption to dispose of it).  However, insurance company general accounts investing assets of Plans may be eligible to purchase such Offered Certificates pursuant to Sections I and III of PTCE 95-60.

BECAUSE THE CHARACTERISTICS OF ANY RESIDUAL CERTIFICATE MAY NOT MEET THE REQUIREMENTS OF THE EXEMPTION DISCUSSED ABOVE OR ANY OTHER ISSUED EXEMPTION UNDER ERISA INCLUDING PTCE 83-1, THE PURCHASE AND HOLDING OF ANY RESIDUAL CERTIFICATE BY A PLAN OR BY INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER PLANS SUBJECT TO SECTION 4975 OF THE CODE MAY RESULT IN PROHIBITED TRANSACTIONS AND THE IMPOSITION OF EXCISE TAXES OR CIVIL PENALTIES.  CONSEQUENTLY, THE ACQUISITION AND TRANSFER OF ANY RESIDUAL CERTIFICATE WILL NOT BE REGISTERED BY THE SECURITIES ADMINISTRATOR UNLESS THE SECURITIES ADMINISTRATOR ON BEHALF OF THE TRUSTEE RECEIVES:

·

a representation from the transferee of any residual certificate to the effect that the transferee is not an employee benefit plan subject to section 406 of ERISA or a plan or arrangement subject to section 4975 of the Code, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such transfer;

·

a representation that the transferee is an insurance company which is purchasing any residual certificate with funds contained in an “insurance company general account” (as such term is defined in Section V(e) of PTCE 95-60) and that the purchase and holding of any residual certificate satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60; or

·

an opinion of counsel satisfactory to the Trustee and the certificate registrar to the effect that the proposed transfer will not (i) constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or (ii) subject the certificate registrar, the Trustee, the Depositor, the Master Servicer, the Servicer or the Securities Administrator to any obligation in addition to those undertaken by them in the Pooling and Servicing Agreement.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code, the applicability of the exemption described above and PTCE 83-1 described in the prospectus, and the potential consequences in their specific circumstances prior to making an investment in the Offered Certificates.  Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

The sale of Offered Certificates to a Plan is in no respect a representation by the Issuing Entity or the Underwriter of the certificates that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that this investment is appropriate for Plans generally or any particular Plan.

LEGAL MATTERS

The validity of the Certificates will be passed upon for the Depositor by McKee Nelson LLP, New York, New York.  Certain tax matters will be passed upon for the Depositor by McKee Nelson LLP.  McKee Nelson LLP will act as counsel for the Underwriter.

RATINGS

It is a condition of the issuance of the Certificates that they be rated as set forth in the supplemental term sheet by each of the Rating Agencies, as applicable.

The ratings assigned to mortgage pass through certificates address the likelihood of the receipt of all payments on the mortgage loans by the related certificateholders under the agreements pursuant to which such certificates are issued.  Such ratings take into consideration the credit quality of the related mortgage pool, including any credit support providers, structural and legal aspects associated with such certificates, and the extent to which the payment stream on the mortgage pool is adequate to make the payments required by such certificates.  Ratings on such certificates do not, however, constitute a statement regarding frequency of prepayments of the Mortgage Loans.

The rating assigned by the Rating Agencies to a residual certificate only addresses the return of its Class Principal Amount and interest thereon at the stated rate.

The ratings assigned to the Offered Certificates should be evaluated independently from similar ratings on other types of securities.  A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the Rating Agencies.

The Depositor has not requested a rating of the Offered Certificates by any rating agency other than the Rating Agencies; there can be no assurance, however, as to whether any other rating agency will rate the Offered Certificates or, if it does, what rating would be assigned by such other rating agency.  The rating assigned by such other rating agency to the Offered Certificates could be lower than the respective ratings assigned by the Rating Agencies.

The rating(s) on any LIBOR Certificates do not address any payments of Basis Risk Shortfall Carryover Amounts made pursuant to the related Yield Maintenance Agreement.

LEGAL INVESTMENT

The Depositor makes no representations as to the proper characterization of any class of the Offered Certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of the Offered Certificates under applicable legal investment restrictions.  These uncertainties may adversely affect the liquidity of any class of Offered Certificates.  Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of the Offered Certificates constitutes a legal investment or is subject to investment, capital or other restrictions.

See “Legal Investment” in the prospectus.

GLOSSARY OF DEFINED TERMS

Accrual Period

With respect to any Distribution Date and certain classes of Certificates, the calendar month immediately preceding the month in which the related Distribution Date occurs.  With respect to any Distribution Date and certain other classes of Certificates, either (i) the period from and including the 25th day of the month immediately preceding the month in which the related Distribution Date occurs to the 24th day of the month of such Distribution Date or (ii) the period from and including the Distribution Date in the month immediately preceding the month in which the related Distribution Date occurs to the day immediately preceding such Distribution Date.

Allocated Realized Loss

With respect to any class of Senior, Mezzanine or Subordinate Certificates and any Distribution Date is an amount equal to the sum of (i) any Realized Loss allocated to that class of certificates on that Distribution Date and (ii) any Realized Loss allocated to that class of certificates on any previous Distribution Date, as reduced by an amount equal to the increase in the related Class Principal Amount due to the receipt of Subsequent Recoveries.

Assignment Agreement	The assignment, assumption and recognition agreement among the Depositor, the Seller, the Servicer, the Master Servicer and the Trustee, on behalf of the Issuing Entity.
Available Distribution Amount	With respect to any Distribution Date (as more fully described in the Pooling and Servicing Agreement), generally, the sum of following amounts:

(1)  all scheduled installments of interest (net of the Servicing Fees and Trust Oversight Manager Fees) and principal collected on the Mortgage Loans and due during the related Due Period, together with any Monthly Advances in respect thereof;

(2) related Insurance Proceeds;

(3)  (a) related Liquidation Proceeds received during the month preceding the month of such Distribution Date, to the extent payable and (b) any Subsequent Recoveries received during the month preceding the month of such Distribution Date with respect to the Mortgage Loans;

(4)  all partial or full prepayments of principal, together with any accrued interest thereon on the Mortgage Loans during the related Prepayment Period plus any amounts received from the Master Servicer or the Servicers in respect of Prepayment Interest Shortfalls on such Mortgage Loans; and

(5)  amounts received with respect to such Distribution Date as the purchase price or a price adjustment in respect of a Defective Mortgage Loan in such Pool purchased or replaced by an Originator or the Seller as of such Distribution Date as a result of a breach of a representation or warranty or a document defect;

minus:

•

all charges and other amounts payable or reimbursable to the Master Servicer, the Securities Administrator and the Trustee under the Pooling and Servicing Agreement;

•

in the case of paragraphs (2) through (5) above, any related unreimbursed expenses incurred in connection with a liquidation or foreclosure and any related unreimbursed Monthly Advances or servicing advances due to the Master Servicer or the Servicer;

•

any related unreimbursed Monthly Advances or servicing advances determined to be nonrecoverable; and

•

in the case of paragraphs (1) through (4) above, any related amounts collected which are determined to be attributable to a subsequent Due Period or Prepayment Period.

Basic Principal Distribution Amount

With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Overcollateralization Release Amount, if any, for such Distribution Date.

Basis Risk Shortfall Carryover Amount	As specified in the related prospectus supplement.
Beneficial Owner	A person acquiring an interest in a Book-Entry Certificate.
Book-Entry Certificates	Any class of Certificates issued, maintained and transferred on the book-entry records of DTC and its Participants.
Business Day

Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the City of New York, New York, the States of Maryland or Minnesota or the city in which the Corporate Trust Office of the Trustee is located are authorized or obligated by law or executive order to be closed.

Certificate	Any Certificate issued under the Pooling and Servicing Agreement.
Certificate Interest Rate	The rate at which interest accrues on a class of Certificates as set forth in the prospectus supplement.
Certificate Margin	With respect to any class of LIBOR Certificates, the amount set forth in the related prospectus supplement.
Certificate Principal Amount

With respect to any Certificate (other than an Interest-Only Certificate) the related Certificate Principal Amount as of the Closing Date as reduced by all amounts previously distributed on that Certificate in respect of principal and the principal portion of any Realized Losses  previously allocated to that Certificate; provided, however, that the Certificate Principal Amount of each class of Certificates (other than the Interest-Only Certificates) to which Realized Losses have been allocated shall be increased, sequentially in the order of payment priority, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of Certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Certificate Principal Amount of such class of Certificates.  The Certificate Principal Amount of a class of Subordinate Certificates may be additionally reduced by allocation of any Subordinate Certificate Writedown Amount.

Certificateholder	The holder of a Certificate.
Class Notional Amount	The notional amount applicable to any class of Interest-Only Certificates.
Class Principal Amount	For each class of Certificates, the aggregate Certificate Principal Amounts of the Certificates of that class.
Closing Date	As specified in the term sheet.
Code	The Internal Revenue Code of 1986, as amended.
Counterparty	JPMCB.
Current Interest

For each class of Certificates (other than the Principal-Only Certificates) on any Distribution Date, the amount of interest accrued during the related Accrual Period on the related Class Principal Amount or Class Notional Amount, as applicable, immediately prior to that Distribution Date at the applicable Certificate Interest Rate.

Custodial Account	With respect to the Servicer, an account or accounts for the collection of payments on the Mortgage Loans which will be separate from the Servicer’s other assets.
Custodian	JPMorgan Chase Bank, National Association.
Cut-off Date	As specified in the related prospectus supplement.
Cut-off Date Balance	The aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.
Debt Service Reduction	With respect to any mortgage loan, a reduction in its scheduled monthly payment by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code.
Deficient Valuation

A proceeding under the United States Bankruptcy Code whereby the court may establish the value of the mortgaged property at an amount less than the related outstanding principal balance of the mortgage loan secured by the mortgaged property or may reduce the outstanding principal balance of a mortgage loan.  In the case of a reduction in the value of the related mortgaged property, the amount of the secured debt could be reduced to that value, and the holder of the mortgage loan thus would become an unsecured creditor to the extent that the outstanding principal balance of the mortgage loan exceeds the value assigned to the mortgage loan by the bankruptcy court.

Defective Mortgage Loan

Any Mortgage Loan as to which there exists deficient documentation or as to which there has been an uncured breach of any such representation or warranty relating to the characteristics of the Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interests of the Certificateholders in such Mortgage Loan.

Definitive Certificate	A Certificate held in physical form.
Deleted Mortgage Loan	A Defective Mortgage Loan that has been removed from the Issuing Entity and replaced with a Replacement Mortgage Loan.
Depositor	J.P. Morgan Acceptance Corporation I.
Determination Date	The determination date specified in the Pooling and Servicing Agreement.
Distribution Account	An account established by the Securities Administrator on or prior to the Closing Date, which will be maintained with the Securities Administrator in trust for the benefit of the Certificateholders.
Distribution Date	The 25th day of each month, or if such day is not a Business Day, on the first Business Day thereafter.
DTC	The Depository Trust Company.
Due Date

For a Mortgage Loan, the date specified in the related Mortgage Note on which the monthly scheduled payment of interest and principal (or interest only during the applicable interest-only period, if any, following origination) is due, which is the first day of the calendar month in the case of the Mortgage Loans.

Due Period

With respect to a Mortgage Loan and any Distribution Date, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.
Exemption	An administrative prohibited transaction exemption granted to the Underwriter by the U.S. Department of Labor, which permits the acquisition, holding and sale by Plans of the Certificates.
Final Scheduled Distribution Date	As specified in the related prospectus supplement.
Financial Intermediary	A brokerage firm, bank, thrift institution or other financial intermediary that maintains a Beneficial Owner’s account.
Fitch	Fitch Ratings.
Insurance Proceeds

Collectively, all proceeds of any primary mortgage guaranty insurance policies or any other insurance policies with respect to the Mortgage Loans, to the extent such proceeds are not applied to the restoration or repair of the related mortgaged property or released to the related mortgagor in accordance with the Servicer’s normal servicing procedures.

Interest Distribution Amount

With respect to each class of Certificates and any Distribution Date, the amount of interest accrued during the related Accrual Period at the related Certificate Interest Rate on the related Class Principal Amount for such Distribution Date as reduced by such class’ share of Net Interest Shortfalls.

Interest Remittance Amount

With respect to any Distribution Date is that portion of the Available Distribution Amount for such Distribution Date attributable to interest received or advanced with respect to the Mortgage Loans and Compensating Interest paid by the Servicer or Master Servicer with respect to the Mortgage Loans, net of certain fees and reimbursements payable to the Servicers, the Master Servicer, the Securities Administrator and the Trustee.

Interest-Only Certificates	The Certificates which are not entitled to distributions in respect of principal.
Interest Shortfall

With respect to any class of Certificates and any Distribution Date, (i) the amount by which the Interest Distribution Amount for such class on such Distribution Date exceeds (ii) amounts distributed in respect thereof to such class on prior Distribution Dates.

Issuing Entity

The issuing entity created pursuant to the Pooling and Servicing Agreement, consisting primarily of those assets set forth in the fifth paragraph under the heading “Description of the Certificates—General.”

JPMCB	JPMorgan Chase Bank, National Association.
LIBOR	The London Interbank Offered Rate for one-month United States dollar deposits (“”) as quoted on Telerate Page 3750 as of 11:00 A.M., London time on the LIBOR Determination Date.
LIBOR Business Day	Any day other than a Saturday or a Sunday or a day on which banking institutions in the State of New York or in the city of London, England are required or authorized by law to be closed.
LIBOR Certificates	The Certificates, if any, that have Certificate Interest Rates that adjust based on LIBOR.
LIBOR Determination Date	The second LIBOR business day prior to the first day of the related Accrual Period.
Liquidated Mortgage Loan

Generally, a defaulted Mortgage Loan as to which the Mortgage Loan or related REO Property has been disposed of and all amounts expected to be recovered in respect of that Mortgage Loan have been received by the Servicer.

Liquidation Proceeds	All amounts received and retained in connection with the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise, to the extent payable.
Loan-to-Value Ratio

For a Mortgage Loan at any given time, a fraction, expressed as a percentage, the numerator of which is the principal balance of the Mortgage Loan at the date of determination and the denominator of which is (a) in the case of a Mortgage Loan financing the acquisition of the Mortgaged Property, the lesser of the selling price of the Mortgaged Property and its appraised value determined in an appraisal obtained by the related Originator at origination of such Mortgage Loan or (b) in the case of a refinancing, the appraised value of the Mortgaged Property at the time of such refinance.

Lower-Tier REMIC	Any REMIC formed pursuant to the Pooling and Servicing Agreement other than the Upper-Tier REMIC.
Master Servicer	Wells Fargo Bank, N.A.
Master Servicing Fee	One or both of a portion of investment earnings on amounts on deposit in the Distribution Account and a percentage each month of the then-outstanding principal balance of the Mortgage Loans.
Mezzanine Certificates	The Certificates with a priority of payment lower than the Senior Certificates but higher than the Subordinate Certificates.
Moody’s	Moody’s Investors Service, Inc.
Monthly Advance

With respect to any Mortgage Loan for which a Scheduled Payment due on a Due Date is not received by the related Determination Date, an amount equal to the scheduled payment of interest at the related Mortgage Rate (less the applicable Servicing Fee Rate) and scheduled principal payment on that Mortgage Loan, to the extent provided in the Pooling and the Servicing Agreement and the Pooling and Servicing Agreement.

Mortgage	The original instrument creating a first lien on a Mortgaged Property securing a Mortgage Loan.
Mortgage File

The Mortgage Note, the Mortgage with evidence of recording indicated thereon, an assignment in recordable form of the Mortgage, all recorded intervening assignments of the Mortgage and any modifications to such Mortgage Note and Mortgage (except for any such documents other than Mortgage Notes not available on the Closing Date, which will be delivered to the Trustee or the Custodian as soon as the same is available to the Depositor).

Mortgage Loans	The conventional, fixed rate mortgage loans secured by first liens on the Mortgaged Properties included in the Issuing Entity as of the Closing Date.
Mortgage Note	The original promissory note (and any modification or amendment thereto) endorsed in blank without recourse relating to a Mortgage Loan.
Mortgage Pool	The Mortgage Loans.
Mortgage Rate	With respect to any Mortgage Loan, the annual rate of interest borne by the related Mortgage Note from time to time, as of the related Due Date.
Mortgaged Property

A one-to-four family residential property securing a Mortgage Loan, including, but not limited to, single family residences, two-to four family residences, three-to four family residences, condominiums, cooperative units and planned unit developments.

Net Interest Shortfall	With respect to any Distribution Date, an amount equal to the sum of: • any Net Prepayment Interest Shortfalls for that Distribution Date; and • Relief Act Reductions.
Net Monthly Excess Cashflow

For any Distribution Date is equal to the sum of (a) any Overcollateralization Release Amount and (b) the excess of (x) the Available Distribution Amount for such Distribution Date over (y) the sum for such Distribution Date of (A) the Interest Distribution Amounts for the Certificates, (B) the Interest Shortfall for the Senior Certificates and (C) the Principal Remittance Amount.

Net Mortgage Rate

As to any Mortgage Loan and any Distribution Date, the excess of the Mortgage Rate over any applicable Servicing Fee Rate, master servicing fee rate and the rate at which any lender paid mortgage guaranty insurance premium accrues, as applicable.

Net Prepayment Interest Shortfalls

With respect to any Distribution Date, the amount by which a Prepayment Interest Shortfall for the related Prepayment Period exceeds the amount that the Master Servicer is obligated to remit pursuant to the Pooling and Servicing Agreement and/or each Servicer is obligated to remit pursuant to the applicable Purchase and Servicing Agreement, to cover such shortfall for such Due Period.

Originator	Wells Fargo Bank.
Overcollateralization Deficiency Amount

With respect to any Distribution Date, the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date (after giving effect to distributions in respect of the Principal Remittance Amount on such Distribution Date).

Overcollateralization Floor	With respect to any Distribution Date, an amount equal to the product of (i) 0.50% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.
Overcollateralization Increase Amount	For any Distribution Date is the lesser of (x) the Net Monthly Excess Cashflow for such Distribution Date and (y) the Overcollateralization Deficiency Amount for such Distribution Date.
Overcollateralization Release Amount

With respect to any Distribution Date, the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the excess, if any, of (1) the Overcollateralized Amount for such Distribution Date over (2) the Overcollateralization Target Amount for such Distribution Date.

Overcollateralization Target Amount

With respect to any to any Distribution Date (1) prior to the Step-Down Date, the product of (a) the amount set forth in the related prospectus supplement and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, (2) on or after the Step-Down Date, provided a Trigger Event is not in effect, the greater of (x) the product of (a) the amount set forth in the related prospectus supplement and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period and (y) the Overcollateralization Floor, and (3) on or after the Pool 3 Step-Down Date, if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date.

Overcollateralized Amount

For any Distribution Date is the amount, if any, by which (x) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period exceeds (y) the sum of the aggregate Class Principal Amount of the Certificates as of such Distribution Date (assuming that 100% of the Principal Remittance Amount is applied as a principal payment on such Distribution Date).

Participant	A participating firm that acts as agent for a Financial Intermediary.
Percentage Interest

For a Certificate, either (x) a fraction, expressed as a percentage, the numerator of which is that Certificate’s Certificate Principal Amount and the denominator of which is the applicable Class Principal Amount, or (y) the percentage stated on the face of that Certificate.

Plans

Certain employee benefit plans and other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which plans, accounts or arrangements are invested.

PMI	Primary Mortgage Insurance Co.
Pool Balance

For the Mortgage Pool, on any Distribution Date, the aggregate of the Stated Principal Balances of all the Mortgage Loans outstanding on the Due Date of the month preceding the month of that Distribution Date.

Pooling and Servicing Agreement	The pooling and servicing agreement dated as of August 1, 2005, among the Depositor, the Master Servicer, the Trust Oversight Manager, the Securities Administrator and the Trustee.
Prepayment Interest Shortfall

With respect to a Mortgage Loan as to which a voluntary prepayment has been made, the amount by which one month’s interest at the applicable Net Mortgage Rate on that Mortgage Loan exceeds the amount of interest actually received in connection with such prepayment.

Principal Distribution Amount	With respect to any Distribution Date, the sum of (i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Overcollateralization Increase Amount for such Distribution Date.
Principal Remittance Amount

With respect to any Distribution Date, the portion of the Available Distribution Amount for equal to the sum (net of certain fees and reimbursements payable to the Master Servicer, the Securities Administrator, the Trust Oversight Manager and the Trustee, to the extent not paid from the Interest Remittance Amount) of (i) all scheduled payments of principal collected or advanced on the Mortgage Loans by the Servicer that were due during the related Due Period, (ii) the principal portion of each full and partial principal prepayment made by a borrower on a Mortgage Loan during the related Prepayment Period; (iii) each other unscheduled collection, including Insurance Proceeds and net Liquidation Proceeds representing or allocable to recoveries of principal of the Mortgage Loans received during the related Prepayment Period, including any Subsequent Recoveries on the Mortgage Loans; and (iv) the principal portion of the purchase price of each Mortgage Loan purchased by the Originator or any other person pursuant to the Pooling and Servicing Agreement due to a defect in documentation or a material breach of a representation and warranty with respect to such Mortgage Loan or, in the case of a permitted substitution of a Defective Mortgage Loan, the amount representing any principal adjustment in connection with any such replaced Mortgage Loan with respect to the related Prepayment Period, (v) in connection with any optional purchase of the Mortgage Loans, the principal portion of the purchase price, up to the principal portion of the Par Value and (vi) amounts paid under the Yield Maintenance Agreements to cover the Net Cumulative Realized Loss Amount, as described herein under “Description of the Certificates—The Yield Maintenance Agreements”.

Principal-Only Certificates	Certain Certificates that are not entitled to payments in respect of interest and receive a fractional interest of principal on all mortgage loans in the related mortgage pool.
Prepayment Period	The calendar month immediately preceding the Distribution Date.
PTCE	Prohibited Transaction Class Exemption.
Purchase and Servicing Agreement	The underlying mortgage loan purchase and servicing agreement with respect to the Mortgage Loans originally entered into between the Seller and the Originator.
Rating Agencies	As specified in the related term sheet.
Realized Loss

With respect to a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of that Mortgage Loan plus all accrued and unpaid interest thereon and any related expenses exceeds the amount of Liquidation Proceeds applied to the principal balance of that Mortgage Loan.  With respect to a Mortgage Loan subject to a Deficient Valuation, the excess of the principal balance of that Mortgage Loan over the principal amount as reduced in connection with the proceedings resulting in a Deficient Valuation.  With respect to a Mortgage Loan subject to a Debt Service Reduction, the present value of all monthly Debt Service Reductions, discounted monthly at the applicable Mortgage Rate.

Record Date

With respect to any Distribution Date and certain classes of Certificates, the last Business Day of the month preceding the month of that Distribution Date.  With respect to any Distribution Date and certain other classes of Certificates, the Business Day immediately preceding such Distribution Date.

Regular Certificates	The Certificates, other than any residual certificates.
Relief Act	The Servicemembers Civil Relief Act or any similar state law.
Relief Act Reductions

The amount of interest that would otherwise have been received with respect to any Mortgage Loan in such Mortgage Pool which was subject to a reduction in the amount of interest collectible as a result of application of a Relief Act.

Replacement Mortgage Loan	One or more mortgage loans with similar characteristics to a Deleted Mortgage Loan which is placed in the Issuing Entity to replace a Deleted Mortgage Loan.
Reserve Fund	The separate account for the benefit of the holders of the certain Certificates for the deposit of any amounts received under the Yield Maintenance Agreement.
Rules	The rules, regulations and procedures creating and affecting DTC and its operations.
S&P	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
Scheduled Payment

With respect to a Mortgage Loan, the scheduled monthly payment on a Mortgage Loan on any Due Date allocable to principal or interest which, unless otherwise specified in the Pooling and Servicing Agreement, will give effect to any related Debt Service Reduction and any related Deficient Valuation that is ordered by a court in bankruptcy and that has the effect of reducing the monthly payment due on such Mortgage Loan.

SEC	The Securities and Exchange Commission.
Securities Administrator	Wells Fargo Bank, N.A.
Seller	J.P. Morgan Mortgage Acquisition Corp.
Senior Certificates	Any Certificate rated in the highest rating category by a Rating Agency.
Senior Enhancement Percentage

For any Distribution Date is the percentage obtained by dividing (x) the sum of (i) the aggregate Class Principal Amount of the Mezzanine and Subordinate Certificates (after giving effect to the distribution of the Principal Distribution Amount on such Distribution Date) and (ii) the Overcollateralized Amount (after giving effect to the distribution of the Principal Distribution Amount on such Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period.

Servicer	Wells Fargo Bank.
Servicer Remittance Date	The 18th day of each month (or, if the 18th is not a Business Day, on the immediately preceding Business Day).
Servicing Fee

With respect to the Servicer and each Mortgage Loan serviced by it, an amount equal to 1/12 of the product of (1) the principal balance of such Mortgage Loans as of the first day of the related Due Period and (2) the Servicing Fee Rate with respect to such Mortgage Loan.

Servicing Fee Rate	With respect to the Mortgage Loans, a per annum rate specified in the related prospectus supplement.
SMMEA	The Secondary Mortgage Market Enhancement Act of 1984
Stated Principal Balance

For any Mortgage Loan at any Due Date, the unpaid principal balance of such Mortgage Loan as of such Due Date as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period) after giving effect to any previous principal prepayments and Liquidation Proceeds allocable to principal and to the payment of principal due on such Due Date and irrespective of any delinquency in payment by the related mortgagor.

Step-Down Date

The earlier to occur of (1) the Distribution Date on which the aggregate Class Principal Amount of the Senior Certificates has been reduced to zero and (2) the later to occur of (x) the Distribution Date set forth in the related prospectus supplement and (y) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to the percentage set forth in the related prospectus supplement (for the purpose of this definition only, the Senior Enhancement Percentage shall be calculated prior to the distribution of Principal Distribution Amount on the Mezzanine and Subordinate Certificates).

Subordinate Certificates	The Certificates with a priority of payment lower than the Senior certificates and the Mezzanine Certificates.
Subsequent Recoveries	Unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of the receipt of such recoveries.
Telerate Page 3750	The display designated as page 3750 on the Bridge Telerate, or any other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks.
Trigger Event

Is in effect with respect to any Distribution Date on or after the Step-Down Date if either (i) the percentage obtained by dividing (x) the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more Delinquent (including, for this purpose, loans in REO, foreclosure or bankruptcy status) as of the last day of the prior calendar month by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the previous calendar month exceeds the percentage set forth in the related prospectus supplement of the Senior Enhancement Percentage for such Distribution Date or (ii) the cumulative Realized Losses on the Mortgage Loans (after reduction for all Subsequent Recoveries received from the Cut-off Date through the last day of the related Due Period) as a percentage of the original aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date is greater than the percentage for such Distribution Date set forth in the related prospectus supplement.

Trust Oversight Manager	Pentalpha Surveillance LLC.
Trust Oversight Manager Fee	The monthly fee payable to the Trust Oversight Manager.
Trust Oversight Manager Fee Rate	With respect to each Mortgage Loan, a per annum rate equal to 0.0125%.
Trustee	U.S. Bank National Association.
Underwriter	J.P. Morgan Securities Inc.
Unpaid Realized Loss Amount

For any class of Senior, Mezzanine or Subordinate Certificates, the portion of the aggregate Allocated Realized Loss Amount previously allocated to that class remaining unpaid from prior Distribution Dates.

Upper-Tier REMIC	The upper-tier REMIC created pursuant to the Pooling and Servicing Agreement.
Wells Fargo Bank	Wells Fargo Bank, N.A.
Yield Maintenance Agreement

The interest rate yield maintenance agreement between the trust and the Counterparty documented pursuant to an ISDA Master Agreement (Multicurrency-Cross Border), together with a schedule and a confirmation.

Fixed-Rate Alternative Loan Program
Mortgage Pass-Through Certificates

(Issuable in Series)

J.P. Morgan Mortgage Acquisition Corp.
Sponsor and Seller

J.P. Morgan Acceptance Corporation I
Depositor

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SUPPLEMENTAL TERM SHEET

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JPMorgan

August 7, 2006